Exhibit 10.11

Execution Copy

NIGHTHAWK RADIOLOGY SERVICES, LLC

NIGHTHAWK RADIOLOGY HOLDINGS, INC.

NRS CORPORATION

LOAN AND SECURITY AGREEMENT

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This LOAN AND SECURITY AGREEMENT is entered into as of April 20, 2005, by and among NIGHTHAWK RADIOLOGY SERVICES, LLC (“Borrower”), NIGHTHAWK RADIOLOGY HOLDINGS INC. (“Holdings”) and NRS Corporation (“NRS” and together with Holdings, the “Parent Guarantors”), and COMERICA BANK (“Bank”).

RECITALS

Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Loan and Security Agreement (“this Agreement”) sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

AGREEMENT

The parties hereto hereby agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1. Definitions. Unless otherwise defined herein, all capitalized terms used in this Agreement shall have the definitions set forth in Exhibit A. Any term used in the Code, and not defined herein, shall have the meaning given to the term in the Code.

1.2. Accounting Terms. Any accounting term not specifically defined in Exhibit A shall be construed in accordance with GAAP, and all calculations shall, except as and to the extent otherwise expressly provided in this Agreement, be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.

2. ADVANCES AND TERMS OF PAYMENT.

2.1. Credit Extensions.

(a) Promise to Pay. Borrower promises to pay to Bank, in lawful money of the United States of America, the entire unpaid principal amount of all Credit Extensions from time to time made by Bank to Borrower, together with interest on the unpaid principal amount of each of such Credit Extensions at rates in accordance with the terms hereof.

(b) Advances under Term Loan Commitment. Subject to and upon the terms and conditions of this Agreement, Borrower may request an Advance under the Term Loan Commitment in an aggregate original principal amount not to exceed $12,000,000 (i.e., the maximum amount of the Term Loan Commitment). The entire Borrowing consisting of one Advance under the Term Loan Commitment shall be made on the Closing Date. The entire proceeds of the Advance under the Term Loan Commitment shall be used by Borrower for the purposes described in paragraph (f) of this Section 2.1. Upon the making of the Advance under the Term Loan Commitment in the aggregate original principal amount of $12,000,000, the Term Loan Commitment shall expire, and Bank shall have no further obligations of any kind to make any other Credit Extensions to Borrower under the Term Loan Facility. No part of the principal of the Advance under the Term Loan Commitment may be reborrowed once paid. As provided by Section 2.2(a), Borrower may at any time prepay, without premium or penalty, all or any part of the Advance under the Term Loan Commitment.

(c) Advances under Revolving Commitment. Subject to and upon the terms and conditions of this Agreement, Borrower may from time to time during the Revolving Commitment Period request Advances under the Revolving Commitment in an aggregate outstanding principal amount not to exceed the sum of $3,000,000 (i.e., the maximum amount of the Revolving Commitment) minus the Letter of Credit Obligations. The entire proceeds of each Advance under the Revolving Commitment shall be used by Borrower for the purposes described in paragraph (f) of this Section 2.1. The Revolving Commitment shall expire on April 20, 2009, and Bank shall have no further obligations of any kind to make any other extensions of credit to Borrower or issue any Letters

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of Credit for the account of the Borrower under the Revolving Commitment. Any Advance under the Revolving Commitment may be reborrowed once paid.

(d) Letters of Credit.

(i) Subject to the terms and conditions of this Agreement, Borrower may from time to time during the Revolving Commitment Period request the issuance of standby letters of credit and Bank shall issue standby letters of credit for the account of Borrower (each a “Letter of Credit”). Borrower may request the issuance of a Letter of Credit by delivering to Bank a duly executed letter of credit application and letter of credit agreement on Bank’s standard form (the “Application”), provided, however, (A) the Letter of Credit Obligations shall not at any time exceed the lesser of $750,000 and the unused Revolving Commitment and (B) the maximum undrawn amount under all outstanding Letters of Credit shall be deemed to constitute Advances under the Revolving Commitment for purposes of calculating the unused Revolving Commitment. Each Letter of Credit shall be, in form and substance, reasonably acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of the Application. Borrower will pay a letter of credit fee equal to the Applicable Margin for Eurodollar Rate Advances multiplied by the facing amount of each Letter of Credit upon issuance and annually thereafter and such other standard fees that Bank notifies Borrower will be charged for issuing and processing Letters of Credit. Unless Borrower shall have deposited with Bank cash collateral in an amount sufficient to cover all Letter of Credit Obligations and Bank shall have agreed in writing, no Letter of Credit shall have an expiration date that is later than the Final Maturity Date. If Borrower has not secured to Bank’s satisfaction its obligations with respect to any Letters of Credit by the Final Maturity Date or upon the termination date of the Revolving Commitment, then, effective as of such date, the balance in any deposit accounts held by Bank and the certificates of deposit issued by Bank in Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates), shall automatically secure such obligations to the extent of the then outstanding and undrawn Letters of Credit. Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Letters of Credit are outstanding.

(ii) The obligation of Borrower to reimburse Bank for drawings made under the Letter of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, the Application, and such Letters of Credit, under all circumstances whatsoever. Borrower shall indemnify, defend, protect, and hold Bank harmless from any loss, cost, expense or liability, including, without limitation, reasonable attorneys’ fees, arising out of or in connection with any Letter of Credit, except for expenses caused by Bank’s gross negligence or willful misconduct.

(e) Form of Request. Whenever Borrower desires an Advance under the Term Loan Commitment or an Advance under the Revolving Commitment, Borrower shall (subject always to the last sentence of this paragraph (e)) notify Bank by facsimile transmission or telephone no later than 3:00 p.m., Pacific time, on the Business Day on which the Advance is to be made. Each such notification shall be simultaneously confirmed by a written Loan Advance Request in or substantially in the form of Exhibit C. Bank is authorized to make Advances under this Agreement based upon instructions received from a Responsible Officer of Borrower, or without any instructions or directions if, in Bank’s discretion, such Advances are necessary to pay and satisfy any Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic notice given by any Person whom Bank reasonably believes to be a Responsible Officer of Borrower, and Borrower shall indemnify and hold Bank harmless for any damages or losses suffered by Bank as a result of any such reliance. Bank shall credit the amount of each Advance made under this Section 2.1 to one of Borrower’s Deposit Accounts with Bank in accordance with Borrower’s instructions or otherwise transfer the amount thereof in accordance with Borrower’s instructions or otherwise in accordance with the terms of this Agreement. Borrower shall, in the notice given to Bank pursuant to the first sentence of this paragraph (e), specify whether the Advance requested is to consist of one or more Prime Rate Advances or Eurodollar Rate Advances and, if the Advance so requested is to consist of one or more Eurodollar Rate Advances, Borrower shall also specify the duration of the first Interest Period to be applicable to each such Advance. Anything in the foregoing provisions of this paragraph (e) express or implied to the contrary notwithstanding, if the Borrower specifies the Eurodollar Rate option for any Advance, the notice required by the first sentence of this paragraph (e) shall be given by Borrower to Bank no later than the third Business Day before the Business Day on which the Advance is to be made.

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(f) Use of Proceeds. Borrower shall use the proceeds of the Advances made under the Commitments to repay in full the Existing Debt and for the payment of fees and expenses incurred in connection with the preparation and closing of this Agreement and the other Loan Documents, and the Advances under the Revolving Commitment shall be used for working capital, Letters of Credit and other general corporate requirements of Borrower and otherwise in accordance with the terms of this Agreement.

2.2. Prepayments.

(a) Borrower may at any time prepay, without premium or penalty, the unpaid principal of any of the Advances in a minimum amount equal to $250,000 or integral multiples of $50,000 in excess thereof. No part of the principal of the Advance under the Term Loan Commitment prepaid may be reborrowed. Principal repaid under the Revolving Commitment may be reborrowed during the Revolving Commitment Period, subject to the conditions contained in this Agreement.

(b) If Borrower or any other Credit Party shall at any time, while any Obligations remain outstanding under the Term Loan Facility, receive Net Cash Proceeds from any Asset Sale or Recovery Event, then the entire amount of the Net Cash Proceeds from such Asset Sale or Recovery Event not reinvested in the same or similar property within ninety (90) days after receipt thereof by Borrower or any other Credit Parties shall be paid to Bank promptly upon expiration of such ninety (90) day period by Borrower or such other Credit Parties, and such Net Cash Proceeds shall be applied by Bank towards prepayment of unpaid principal of all outstanding Term Loan Facility Advances in accordance with paragraph (e) of this Section 2.2, and the balance (if any) of such Net Cash Proceeds shall be credited to one of Borrower’s Deposit Accounts with Bank in accordance with Borrower’s instructions.

(c) If Holdings shall at any time, while any Obligations remain outstanding under the Term Loan Facility, receive Net Cash Equity Issuance Proceeds from any Equity Issuance, then one-third (1/3) of the entire amount of such Net Cash Equity Issuance Proceeds shall be paid to Bank promptly upon receipt thereof by Holdings, and such amount of Net Cash Equity Issuance Proceeds shall be applied by Bank towards prepayment of unpaid principal of all outstanding Term Loan Facility Advances in accordance with paragraph (e) of this Section 2.2.

(d) Nothing in paragraphs (b) or (c) of this Section 2.2 shall be construed as a consent of Bank for, or be deemed to permit, any Asset Sale or Equity Issuance not otherwise permitted by this Agreement.

(e) Each prepayment of principal of any Advances pursuant to paragraph (b) of this Section 2.2 shall be applied by Bank towards payment of the remaining scheduled installments of principal of the Advances under the Term Loan Facility pursuant to Section 2.3(a), in the inverse order of the respective maturities of such installments.

2.3. Maturity Dates.

(a) Mandatory Repayment of Advances under Term Loan Facility. Borrower shall repay the aggregate principal amount of the Advances made under the Term Loan Facility in sixteen (16) consecutive quarterly installments of principal, each of which shall become due and payable on the last calendar day of each quarter. The first such installment shall become due and payable on June 30, 2005 and the last of such sixteen (16) installments of principal shall become due and payable on the Final Maturity Date. Each of the first fifteen (15) of such quarterly installments of principal shall be in the amount of $750,000 and the last of such quarterly installments shall be in the amount of the outstanding principal amount of the Term Loan Facility.

(b) Advances under Revolving Commitment. The Revolving Commitment shall terminate in full on the Final Maturity Date, and there shall become and be absolutely and unconditionally due and payable on the Final Maturity Date, and Borrower hereby promises to pay to Bank on the Final Maturity Date, the entire principal of each of the Advances then remaining unpaid.

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(c) Final Maturity Date. There shall become and be absolutely and unconditionally due and payable on the Final Maturity Date, and Borrower hereby promises to pay to Bank on the Final Maturity Date, all of the unpaid interest accrued on any of the Advances, all of the unpaid fees accrued hereunder and other unpaid sums and all other Obligations owing to Bank under this Agreement or any of the other Loan Documents.

2.4. Interest Rates; Payments; and Calculations.

(a) Interest Rates. Except as set forth in Section 2.4(b), each of the Advances shall bear interest, on the outstanding daily balance thereof, at a variable rate equal to (i) in the case of each of the Prime Rate Advances, the Prime Rate plus the Applicable Margin for Prime Rate Advances, and (ii) in the case of each of the Eurodollar Rate Advances, the Eurodollar Rate plus the Applicable Margin for Eurodollar Rate Advances.

(b) Late Fee; Default Rate. If any payment of any of the Obligations of Borrower or any of its Subsidiaries shall not be made within five (5) days after the date on which such payment shall have first become due and payable, Borrower shall pay Bank a late fee equal to the lesser of (i) 5% of the amount of such unpaid payment, or (ii) the maximum amount permitted to be charged under Applicable Law. All of the Obligations of Borrower or of the other Credit Parties shall bear interest and the Letter of Credit fees shall be payable hereunder, during the continuation of any Event of Default, at a rate equal to two and one-half percent (2.5%) above the rate of interest otherwise applicable to each Advance or, as the case may be, the Letter of Credit fees otherwise chargeable to Letters of Credit. During the continuation of any Event of Default, interest accrued on the Advances and other Obligations shall become due and payable on demand and on the first calendar day of each month.

(c) Payments. Interest accrued on each of the Advances and other Obligations shall (subject always to Section 2.4(b)) be due and payable in arrears (i) in the case of each Prime Rate Advance, quarterly on the last calendar day of each quarter, (ii) in the case of each Eurodollar Rate Advance, on the last day of each Interest Period applicable thereto and, if any such Interest Period has a duration of more than three (3) months, on the last day of each successive period of three (3) months during such period, and (iii) on the date on which all of the Obligations shall become due and payable hereunder (whether by acceleration or otherwise). Bank shall, at its option, charge such interest, all Bank Expenses and all (if any) Periodic Payments against any of Borrower’s Deposit Accounts held at Bank. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

(d) Computation. In the event that the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a 365 day year for the actual number of days elapsed for all Prime Rate Advances and on the basis of a 360 day year for the actual number of days elapsed for all Eurodollar Rate Advances.

2.5. Crediting Payments. So long as no Events of Default are continuing, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation of Borrower or any of the other Credit Parties as Borrower specifies. So long as any Event of Default is continuing, the receipt by Bank of any wire transfer of funds, check or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless and until such payment is in immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained in any of the Loan Documents, any wire transfer or payment received by Bank after 12:00 noon, Pacific time, shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under any of the Loan Documents would otherwise become due and payable (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead become due and payable on the next Business Day, and additional interest and fees, as the case may be, shall accrue and be payable for the period of such extension.

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2.6. Fees. Borrower shall pay to Bank the following:

(a) Closing Fee. An arrangement fee equal to $75,000, $50,000 of which shall be fully earned, nonrefundable and due and payable by Borrower to Bank on the Closing Date. The remaining $25,000 of the arrangement fee (the “Remainder Closing Fee”) shall be fully earned and non-refundable as of the Closing Date and, until paid to Bank in accordance with the provisions set forth below, will at all times be maintained in Borrower’s Deposit Account with the Bank. The Remainder Closing Fee shall be due and payable as follows:

(i) three (3) Business Days after acceptance by Borrower of Bank’s written commitment for a $35,000,000 credit facility (the “Commitment”) to be used, in part, to refinance all of the Obligations, which acceptance shall be delivered to Bank within the time period specified in the Commitment (as modified or extended from time to time upon written agreement by Borrower and Bank, the “Commitment Offer Period”) and shall be evidenced by Borrower’s countersignature on the Commitment; or

(ii) if Borrower has not responded to or has declined the Commitment during the Commitment Offer Period, upon the earlier of

(A)	the ninetieth (90th) day after the end of the Commitment Offer Period, and

(B)	the date Borrower or any Credit Party refinances, in whole or in part, the Obligations or enters into an additional credit facility other than with the Bank.

(b) Commitment Fee. A commitment fee calculated at the rate of one quarter of one percent (0.25%) on the average daily amount during each calendar quarter or portion thereof from the Closing Date to the Final Maturity Date by which the Revolving Commitment minus the sum of all Letter of Credit Obligations exceeds the outstanding amount of all Advances under the Revolving Commitment during such quarter. The commitment fee shall be payable quarterly in arrears on the last calendar day of each quarter for the immediately preceding calendar quarter commencing on March 31, 2005, with a final payment on the Final Maturity Date or any earlier date on which the Revolving Commitment is terminated.

(c) Bank Expenses. All Bank Expenses evidenced by an invoice or other documentation, as and when such Bank Expenses become due and payable by Borrower in accordance with the terms of this Agreement and the other Loan Documents.

2.7. Term of this Agreement; etc.

(a) This Agreement shall become effective on the Closing Date and, subject always to Section 12.7, shall continue in full force and effect for so long as any Obligations(other than indemnity obligations against which no claim has been made) remain outstanding or Bank has any Commitment or other obligations of any kind to make any Credit Extensions or other extensions of credit of any kind under this Agreement or any of the other Loan Documents. Notwithstanding the foregoing, Bank shall have the right to terminate all or any part of its obligations to make Credit Extensions under this Agreement immediately, and without notice, upon the occurrence and during the continuance of any Event of Default.

(b) Borrower may from time to time, upon not less than one (1) Business Day’s prior written notice to Bank, permanently terminate in whole or in part, or otherwise permanently reduce the amount of, the Revolving Commitment or the Term Loan Facility.

(c) Once the Revolving Commitment or the Term Loan Facility shall be terminated or reduced in accordance with paragraph (b) of this Section 2.7 or in accordance with Section 9.1, the Revolving Commitment or, as the case may be, the Term Loan Facility may not be reinstated or increased.

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2.8. Eurodollar Rate Advance Conversion and Continuation Procedures. Subject always to the provisions contained in Sections 2.9 and 2.10, Borrower may convert all or any part of (a) any Prime Rate Advance into a Eurodollar Rate Advance, or (b) any Eurodollar Rate Advance into a Prime Rate Advance, or continue all or any part of any outstanding Eurodollar Rate Advance for an additional Interest Period, by delivering a notice to Bank not later than (i) in the case of conversion into a Prime Rate Advance, 3:00 p.m., Pacific time, on the proposed date of such conversion, and (ii) in the case of a conversion into or a continuation of any Eurodollar Rate Advance, 3:00 p.m., Pacific time, at least three (3) Business Days prior to the proposed date of such conversion or continuation. Each such notice shall be irrevocable upon receipt by Bank and shall specify (A) the date and amount of such conversion or continuation, (B) the Advances (or portion thereof) to be so converted or continued, (C) the type of Advance to be converted into, and (D) in the case of a conversion into or a continuation of any Eurodollar Rate Advance, the new Interest Period therefore; provided, however, that no Eurodollar Rate Advance shall be converted or continued on any day other than the last day of its Interest Period. If, upon the expiration of any Interest Period applicable to any Eurodollar Rate Advance, Borrower shall have failed to select on a timely basis any new Interest Periods to be applicable thereto, such Eurodollar Rate Advance shall automatically convert into a Prime Rate Advance upon the expiration of such Interest Period. During the continuation of any Events of Default, Borrower may not elect to have any Advance converted into or continued as a Eurodollar Rate Advance.

2.9. Changed Circumstances.

(a) In the event that Bank shall at any time determine (which determination shall be conclusive and binding) that: (i) adequate and fair means do not exist for ascertaining the Eurodollar Rate on any date on which the Eurodollar Rate would otherwise be set; or (ii) the making of any Eurodollar Rate Advance or the continuation of or conversion of any Advance to a Eurodollar Rate Advance has been made impracticable or unlawful; or (iii) the Eurodollar Rate no longer represents the effective cost to Bank for U.S. dollar deposits in the London interbank market; then, and in any such event, Bank shall promptly so notify Borrower in writing, and the obligation of Bank to make, continue or maintain Eurodollar Rate Advances or to convert Prime Rate Advances into Eurodollar Rate Advances shall be suspended until Bank revokes such notice in writing.

(b) In case the adoption of or any change in any law, regulation, treaty or official directive or in the interpretation or application thereof by any Governmental Authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other Governmental Authority (whether or not having the force of law) after the date hereof, increases the cost to Bank, reduces the income receivable by Bank or imposes any expense upon Bank, in each case, with respect to making or maintaining any of the Eurodollar Rate Advances, Bank shall promptly notify Borrower thereof. Borrower agrees to pay to Bank the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by Bank to Borrower of a written statement of the amount and setting forth in reasonable detail Bank’s calculation thereof, which statement shall be conclusive and binding on Borrower absent manifest error.

2.10. Indemnity. Borrower agrees to indemnify Bank and to hold Bank harmless from and against any actual loss, cost or expense that Bank may sustain or incur as a consequence of (a) any payment of principal of or interest on any Eurodollar Rate Advance other than on the last day of any Interest Period applicable thereto, including any such loss, cost or expense arising from interest or fees payable by Bank to lenders of funds obtained by Bank in order to maintain the Eurodollar Rate Advances, or (b) any default by Borrower in making a Borrowing of any Eurodollar Rate Advance or conversion into a Eurodollar Rate Advance after Borrower has given (or is deemed to have given) a notice relating thereto, or (c) the making of any payment of principal of or interest on any Eurodollar Rate Advance or the making of any conversion of any Eurodollar Rate Advance into a Prime Rate Advance on any day that is not the last day of the applicable Interest Period with respect thereto, including interest payable by Bank to lenders of funds obtained by Bank in order to maintain any such Advance. Bank shall provide Borrower with a written statement of the amount of any such loss, cost or expense setting forth in reasonable detail Bank’s calculation thereof, which statement shall be conclusive and binding on Borrower absent manifest error. Notwithstanding the foregoing provisions of this Section 2.10, if at any time a mandatory prepayment of any Eurodollar Rate Advance pursuant to Section 2.2 would result in Borrower incurring breakage costs under clause (a) above as a result of Eurodollar Rate Advances being prepared other than on the last day of the Interest Period applicable thereto (collectively, the “Affected Eurodollar Balances”), then Borrower may, in its sole discretion, deposit 100% of the amount that otherwise would have been paid in respect of the Affected Eurodollar Balances in a

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non-interest bearing account with the Bank to be held as security for the obligations of Borrower hereunder pursuant to a cash collateral agreement in form and substance satisfactory to Bank, with such cash collateral to be directly applied upon the first occurrence (or occurrences) thereafter of the last day of the Interest Period applicable to the Affected Eurodollar Balances (or such earlier date or dates as requested by Borrower or if a Default or Event of Default shall have occurred and be continuing), to repay the aggregate principal amount of the Eurodollar Rate Advance(s) equal to the Affected Eurodollar Balances not otherwise repaid pursuant to this sentence.

3. CONDITIONS OF CREDIT EXTENSIONS.

3.1. Conditions Precedent to any Credit Extension. The obligation of Bank to make any Credit Extension under this Agreement is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, each of the following:

(a) this Agreement, duly executed and delivered by Borrower;

(b) a Compliance Certificate, dated as of the Closing Date, certified by a Responsible Officer of Borrower, which Compliance Certificate shall contain financial information reasonably satisfactory to Bank showing that (i) Consolidated EBITDA for the twelve (12) month period ending February 28, 2005 is not less than $12,500,000 and (ii) the Consolidated Leverage Ratio for the twelve (12) month period ending on February 28, 2005 is not less than 1.00:1.00;

(c) each of the Security Agreement, Pledge Agreement and Guaranty Agreement duly executed and delivered by each of Borrower and the other Credit Parties party thereto;

(d) an officer’s certificate of each of the Borrower and the Parent Guarantors with respect to its Governing Documents, and, in the case of each of such Credit Parties, with respect to incumbency and resolutions authorizing the execution, delivery and performance by such Credit Party of each of the Loan Documents to which such Credit Party is or is to become a party, all as contemplated hereby;

(e) financing statements (Form UCC-1) from each of Borrower, Holdings, and NRS;

(f) the Disbursement Instructions, the Agreement to Provide Insurance, and the Automatic Debit Authorization, each duly executed and delivered by Borrower;

(g) payment of the fees then due specified in Section 2.6, and payment to Bank’s special counsel, Bingham McCutchen LLP, of all reasonable attorneys’ fees and related disbursements and expenses incurred in connection with the preparation, negotiation, execution and delivery of the Loan Documents and the implementation of the transactions contemplated hereby;

(h) current financial statements of Borrower and its Subsidiaries;

(i) the Closing Date Certificate, in or substantially in the form of Exhibit L, duly executed and delivered by Borrower; and

(j) evidence, in the form of a payoff and termination letter (in form and substance satisfactory to Bank) signed by each existing lender, that, concurrently with the making of the initial Credit Extension hereunder on the Closing Date, all of the commitments in respect of the Existing Credit Facilities shall be terminated, all loans and notes with respect thereto shall be repaid in full, together with interest thereon, all letters of credit issued thereunder shall be terminated, cancelled and returned to the issuing bank all other amounts (including premiums) owing pursuant to the Existing Credit Facilities shall have been paid in full, and all instruments in respect of the Existing Credit Facilities and all security interests, liens and guarantees with respect thereto shall have been terminated and shall be of no further force and effect;

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(k) executed copies of all employment agreements between key employees of the Credit Parties and the applicable Credit Party; and

(l) such other agreements, instruments and documents or certificates (including, without limitation, certificates of legal existence and good standing), and completion of such other matters, as Bank in its discretion may reasonably deem necessary or appropriate.

3.2. Additional Conditions Precedent to Each Credit Extension. The obligation of Bank to make each Credit Extension under this Agreement, including the initial Credit Extensions, is further subject to the satisfaction of each of the following additional conditions:

(a) timely receipt by Bank of a Loan Advance Request, as provided in Section 2.1;

(b) no Default or Event of Default shall be continuing on and as of the date of such Loan Advance Request or on the effective date of such Credit Extension, whether before or after giving effect to such Credit Extension and the application of the proceeds thereof; and

(c) the representations and warranties of Borrower contained in Section 5 shall be true, correct and complete in all material respects on and as of the date of such Loan Advance Request and on the effective date of such Credit Extension as though made on and as of each such date (provided, however, that the representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such other date). The making of such Credit Extension shall, for all purposes of this Agreement, be deemed to be a representation and warranty by Borrower and the Parent Guarantors on the date of such Credit Extension as to the accuracy of the facts referred to in this paragraph (c).

4. CREATION OF SECURITY INTERESTS.

4.1. Grant of Security Interests. Upon the terms contained in this Agreement, the Security Agreement and the other Collateral Documents, each of Borrower and the Parent Guarantors grants to Bank continuing security interests and Liens in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by Borrower and each of the Parent Guarantors of each of its covenants and duties under the Loan Documents. Notwithstanding the foregoing, the grant of security interests herein shall not extend to and the term Collateral shall not include (a) property (and any accessions, attachments, replacements or improvements thereon) that is subject to a Lien that is otherwise permitted by clause (c) of the definition of “Permitted Liens” if inclusion would constitute a breach by Borrower of its agreement with a third party lessor or lender, provided that upon release of any such Lien, such property (and any accessions, attachments, replacements or improvements thereon) shall be automatically deemed to be Collateral hereunder and shall be subject to the security interests granted in the Loan Documents, or (b) more than 65% of the issued and outstanding voting stock of any Foreign Subsidiary. Except for Permitted Liens, such security interests and Liens (i) shall constitute valid, first-priority security interests and Liens in the presently existing Collateral, and (ii) will constitute valid, first-priority security interests and Liens in Collateral acquired, created, arising or existing at any time after the Closing Date. Notwithstanding any termination of the Bank’s Commitments, Bank’s Liens on the Collateral shall remain in effect for so long as any Obligations (other than indemnity obligations against which no claim has been made) of Borrower or any of the other Credit Parties shall remain outstanding. The Obligations of each of Borrower and the Parent Guarantors under the Security Agreement, the other Collateral Documents and the other Loan Documents are supplemental and in addition to the Obligations of Borrower under this Agreement.

4.2. Perfection of Security Interests. Each of Borrower and the Parent Guarantors authorizes, and shall cause each of the other Credit Parties (other than the Excluded Subsidiaries) from time to time party to any Collateral Documents to authorize, Bank to file at any time financing statements, continuation statements and amendments thereto that describe the Collateral and to describe the Collateral as all assets of each such Credit Party of the kind pledged under the Collateral Documents and which contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement or amendment, including whether such Credit Party is an organization, the type of organization and any organizational identification number issued to such Credit Party, if applicable. Any such financing statements may be signed by Bank on behalf of each such Credit Party, as provided in the Code, and may be filed at any time in any

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jurisdiction. Borrower shall from time to time execute and deliver, and shall cause each of the other Credit Parties (other than the Excluded Subsidiaries) from time to time party to any Collateral Documents to execute and deliver, to Bank, at the request of Bank, all Negotiable Collateral and other documents that Bank may reasonably request, in form reasonably satisfactory to Bank, to perfect and continue perfected Bank’s security interests and Liens in the Collateral and in order to consummate fully all of the transactions contemplated under the Loan Documents. Each Credit Party shall have possession of its property and assets constituting Collateral, except for (i) property and assets which by their nature are mobile; or (ii) where expressly otherwise provided in the Loan Documents or where Bank chooses to perfect its security interests by possession in addition to the filing of a financing statement. Where Collateral having a fair market value in excess of $100,000 in the aggregate is in possession of one or more third-party bailees, Borrower: (a) shall give Bank prompt written notice thereof identifying the names and addresses of the third-party bailees and briefly describing the Collateral in the possession of the third-party bailees; and (b) shall, and shall cause each of the other Credit Parties (other than the Excluded Subsidiaries) from time to time party to any Collateral Documents to, promptly take steps as reasonably requested by Bank to permit Bank to obtain from each of such third-party bailees an acknowledgment, in form and substance reasonably satisfactory to Bank, that such bailee holds such Collateral for the benefit of Bank. Each of Borrower and the Parent Guarantors shall, and shall cause each of the other Credit Parties from time to time party to any Collateral Documents to promptly take steps as reasonably requested by Bank to permit Bank to obtain “control” of any Collateral consisting of investment property, letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in Revised Article 9 of the Code) by causing the securities intermediary or issuing bank to execute a control agreement in form and substance reasonably satisfactory to Bank. None of Borrower or the Parent Guarantors shall, and nor shall they cause or permit any of the other Credit Parties to, create any chattel paper (other than those Capital Leases under which such Credit Party is the lessee) without placing a legend on the chattel paper reasonably acceptable to Bank indicating that Bank has a security interest in the chattel paper.

4.3. Rights to Inspect; etc.

(a) Each of Borrower and the Parent Guarantors shall, and shall cause each of the other Credit Parties to, permit Bank or any of Bank’s representatives, upon reasonable prior notice at reasonable times during ordinary business hours, to visit and inspect any of the offices and properties of Borrower or of any of the other Credit Parties, discuss financial matters relating to Borrower or any of the other Credit Parties with any Responsible Officers of Borrower or of any of the other Credit Parties and with Borrower’s independent public accountant (and Borrower hereby irrevocably authorizes its independent public accountant to discuss Borrower’s financial matters with Bank or any of Bank’s representatives), and examine and make abstracts or photocopies from any of the books or other corporate records of Borrower or of any of the other Credit Parties. Borrower also acknowledges and agrees that Bank (through any of Bank’s officers, employees or agents) shall also have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours, to check, test and appraise the Collateral, to audit the Accounts and Inventory of Borrower and the other Credit Parties (other than the Excluded Subsidiaries) and to perform other Collateral audits in order to verify the financial condition of Borrower and of each of the other Credit Parties (other than the Excluded Subsidiaries) or otherwise to verify the amount, condition of, or any other matter relating to, all or any part of the Collateral. Bank agrees with Borrower that Bank and its representatives shall, in connection with the exercise by Bank of any of its inspection and other rights under Section 4.3 of this Agreement, make reasonable efforts to minimize any disruption to Borrower’s business resulting therefrom.

(b) All of the reasonable out-of-pocket costs and expenses incurred or sustained by Bank, if any, in connection with the conduct of any such inspections, examinations, Collateral checks, testing, appraisals and Account and Inventory audits and other Collateral audits shall be for the account of Borrower. All of such costs and expenses incurred or sustained by Bank while Events of Default are continuing shall be for the account of Borrower.

4.4. Excluded Subsidiary; etc. Anything in this Agreement or any of the other Loan Documents express or implied to the contrary notwithstanding, the Excluded Subsidiary shall not be required to become a party to or bound by the Guaranty Agreement, the Security Agreement or any of the other Collateral Documents.

5. REPRESENTATIONS AND WARRANTIES.

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Each of Borrower and the Parent Guarantors represents and warrants to Bank as follows:

5.1. Due Organization and Qualification. Each of Borrower and the other Credit Parties is a corporation, limited liability company or (as the case may be) other organization duly existing and in good standing under the laws of the jurisdiction of its organization and qualified and licensed to do business in each state, country and other jurisdiction in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to be so qualified or licensed has not had and could not reasonably be expected to have any Material Adverse Effect.

5.2. Due Authorization; No Conflict; No Default. The execution, delivery and performance by each Credit Party of each of the Loan Documents to which it is or is to become a party, all as contemplated hereby, have been duly authorized, are not in conflict with and do not constitute a breach of any provision contained in the Governing Documents of any such Credit Party, and do not and will not constitute a default or an event of default under any material agreement by which any of such Credit Parties is or may become bound or affected. No Default or Event of Default is continuing hereunder.

5.3. Collateral. Each of Borrower and the other Credit Parties from time to time party to any of the Collateral Documents has rights in or the power to transfer its property constituting Collateral, and its title to its property constituting Collateral is free and clear of all Liens, adverse claims, and restrictions on transfer or pledge, except for Permitted Liens. All Collateral is located solely in the Collateral States; provided, however, all Accounts shall be located in the United States and payable in U.S. dollars. Except as set forth in Section 5.3 or Section 5.12 of the Disclosure Schedule or as otherwise disclosed to Bank pursuant to Section 7.11, none of the Collateral is maintained or invested with any Person other than Bank or Bank’s affiliates.

5.4. Intellectual Property. Each of Borrower and the other Credit Parties is the sole owner of its property and assets constituting Intellectual Property (or in the case of Intellectual Property where Borrower or any other Credit Party has rights under inbound licenses, has appropriate rights under such licenses), except for Permitted Liens. To Borrower’s and any other Credit Party’s knowledge, (i) each of the Copyrights, Trademarks and Patents owned by Borrower or any of the other Credit Parties is valid and enforceable, (ii) no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (iii) no written claim has been made to Borrower or any of the other Credit Parties that any part of the Intellectual Property violates the rights of any third party.

5.5. Names; Location of Chief Executive Offices. Except as disclosed in Section 5.5 of the Disclosure Schedule, none of Borrower or any of the other Credit Parties has done business under any names other than the name of such Person specified in Section 5.5 of the Disclosure Schedule and, if such Person is a Credit Party, the name of such Credit Party specified on the signature pages to the Guaranty Agreement, and the exact legal name of each Credit Party is as set forth in the signature pages to the Guaranty Agreement. The chief executive office of each of Borrower and the other Credit Parties is located in the Chief Executive Office State identified in Section 5.5 of the Disclosure Schedule.

5.6. Litigation. Except as set forth in Section 5.6 of the Disclosure Schedule, there are no actions or proceedings pending by or against Borrower or any of the other Credit Parties before any court or administrative agency in which an adverse decision has had or could reasonably be expected to have any Material Adverse Effect.

5.7. No Material Adverse Change in Financial Condition. All consolidating and consolidated financial statements relating to Borrower and the other Credit Parties from time to time delivered by Borrower or any of the other Credit Parties to Bank fairly present in all material respects the consolidating and consolidated financial condition of Borrower and the other Credit Parties as of the respective dates thereof and the consolidating and consolidated results of operations of Borrower and the other Credit Parties for the respective periods then ended. There has not been a material adverse change in the consolidating or in the consolidated financial condition of Borrower and the other Credit Parties since the date of the most recent of such financial statements submitted to Bank. No event, occurrence or development has occurred at any time after December 31, 2003 which has had or could reasonably be expected to have any Material Adverse Effect.

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5.8. Solvency; Payment of Debts. Each of Borrower and the other Credit Parties is solvent and is able to pay its debts (including trade debts) as they mature; and the fair saleable value of assets (including goodwill minus disposition costs) of each of Borrower and the other Credit Parties exceeds the fair value of their liabilities.

5.9. Compliance with Laws and Regulations. Borrower and the other Credit Parties (other than the Excluded Subsidiaries) have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from the failure by Borrower or such other Credit Parties to comply with ERISA that is reasonably likely to result in the incurring of any liability that has had or could reasonably be expected to have any Material Adverse Effect. None of Borrower or such other Credit Parties is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. None of Borrower or such other Credit Parties is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Each of Borrower and the other Credit Parties has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act. Each of Borrower and such other Credit Parties is in compliance with all applicable Environmental Laws, except where the failure to comply has not had and could not reasonably be expected to have any Material Adverse Effect. Each of Borrower and the other Credit Parties, to the extent applicable, has complied in all material respects with all the rules, regulations and provisions of JCAHO. None of Borrower or the other Credit Parties has violated any statutes, laws, ordinances or rules applicable to it, violation of which has had or could reasonably be expected to have any Material Adverse Effect. Each of Borrower and its Subsidiaries has filed or caused to be filed all tax returns required to be filed, and has paid, or has made adequate provision for the payment of, all taxes reflected therein, except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or to pay such taxes has not had and could not reasonably be expected to have any Material Adverse Effect.

5.10. Corporate Structure; Subsidiaries; etc.

(a) Section 5.10 of the Disclosure Schedule identifies, as of the Closing Date, each direct or indirect Subsidiary of Borrower.

(b) (i) Holdings owns and controls (both legally and beneficially) 100% of all of the Equity Interests in NRS and Dayhawk and 35.6% of all of the Equity Interests in Borrower, (ii) NRS owns and controls (both legally and beneficially) 64.4% of Borrower, and (iii) Borrower owns and controls (both legally and beneficially) all of the Equity Interests in Nighthawk Zurich (other than any Equity Interests that are required by applicable law to be held by director(s) or Person(s) resident in the jurisdiction of formation of Nighthawk Zurich).

(c) No Credit Party is a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935.

5.11. Existing Indebtedness; Liens; etc.

(a) The Indebtedness of each of Borrower and the other Credit Parties as of the Closing Date is identified in Section 5.11(a) of the Disclosure Schedule (the “Existing Indebtedness”). With respect to each item of Existing Indebtedness identified in Section 5.11(a) of the Disclosure Schedule, the outstanding principal amount of which will be paid in full upon the making of the initial Advances on the Closing Date, Borrower has delivered or otherwise made available to Bank a true and complete copy of the payoff letter evidencing the payoff arrangements of such Existing Indebtedness.

(b) Section 5.11(b) of the Disclosure Schedule identifies all of the Liens (i) upon any Intellectual Property of Borrower or of any of the other Credit Parties, or (ii) upon any property of Borrower or of any of the other Credit Parties that secure Existing Indebtedness or other material obligations or liabilities of Borrower or of any of the other Credit Parties and that are in existence on or as of the Closing Date.

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(c) Section 5.11(c) of the Disclosure Schedule identifies all Indebtedness of Borrower or of any of the other Credit Parties which is required to be repaid or prepaid in full or in part on (or within eighteen (18) months after) the Closing Date, in each case, showing the aggregate principal amount thereof so to be prepaid or prepaid, the names of the respective holders thereof, and the names of any Persons which directly or indirectly guaranteed any such Indebtedness.

(d) Section 5.11(d) of the Disclosure Schedule identifies each Investment of Borrower or of any of the other Credit Parties that is owned or held or is outstanding or in effect on or as of the Closing Date, other than (i) Investments by each of Borrower and the Parent Guarantors in any Equity Interests of any of its Subsidiaries, and (ii) Investments by any Subsidiaries of Borrower or the Parent Guarantors in any Equity Interests of any other Subsidiaries of Borrower or the Parent Guarantors.

(e) Except as otherwise disclosed in Section 5.11(e) of the Disclosure Schedule, no material default on the part of any party to any Material Contract, and no material breach by any such party in the payment, performance or observance of any of its material agreements, covenants or obligations thereunder, is continuing. No party to any Material Contract has exercised, or given notice of its intention or decision to exercise, any rights of termination, cancellation or rescission thereunder; and no event or condition is continuing which permits any party to any Material Contract to exercise any rights of termination, cancellation or rescission thereunder.

(f) None of Borrower or any of the other Credit Parties is in material default under any Material Contract to which it is a party or by which it is bound, except to the extent that such material default (i) has not resulted, and could not reasonably be expected to result, in any Default or Event of Default under Section 8.7 hereof, and (ii) has not had and could not reasonably be expected to have any Material Adverse Effect.

5.12. Deposit Accounts; etc.

(a) Section 5.12 of the Disclosure Schedule identifies each of the Deposit Accounts and other similar accounts of every kind maintained by Borrower or by any of the other Credit Parties on or as of the Closing Date with any bank or other financial institution or with any mutual fund, securities broker, investment banking firm or other Person (collectively, “Existing Deposit Accounts”). Section 5.12 of the Disclosure Schedule sets forth: (i) the name or other designation of each account identified therein; (ii) the name and address of the institution or other Person with which each such account is maintained; and (iii) the name, address, telephone number and facsimile number of the contact person with each such institution or other Person. Section 5.12 of the Disclosure Schedule also identifies each of the Existing Deposit Accounts which is to be closed by the Borrower or by any of the other Credit Parties, all in accordance with Section 6.7 of this Agreement. Each of Borrower and the Parent Guarantors has furnished to Bank accurate information regarding the account number of each of the Existing Deposit Accounts.

(b) None of Borrower or any of the other Credit Parties owns, controls or maintains any Deposit Accounts or any other similar accounts, except the Existing Deposit Accounts identified in Section 5.12 of the Disclosure Schedule.

5.13. Title to Real Properties, etc.

(a) All real property owned or leased by Borrower or by any of the other Credit Parties as of the Closing Date, and the nature of the interest therein, is identified in Section 5.13 of the Disclosure Schedule. Each of Borrower and the other Credit Parties has good record and marketable title in fee simple to, or valid leasehold interests in, all real property used in the ordinary conduct of its businesses, including all real property identified in Section 5.13 to the Disclosure Schedule or in the financial statements referred to in Section 5.7.

(b) The present and contemplated use of any real property owned or leased by Borrower or any of the other Credit Parties is in compliance in all material respects with all applicable Licenses and other Applicable Law, where failure so to comply could reasonably be expected to result in any Material Adverse

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Effect. Each Real Estate Lease pursuant to which Borrower or any of the other Credit Parties, as lessee, acquired rights in real property is in full force and effect; Borrower or such Credit Party has all rights of the lessee thereunder; there has been no material default in the performance of any of its terms or conditions by Borrower or any such Credit Party nor (to the best of Borrower’s knowledge) any other party thereto; and no claims of material default have been asserted with respect thereto, where such material default has resulted or could reasonably be expected to result in any Material Adverse Effect.

5.14. Material Contracts. Section 5.14 of the Disclosure Schedule identifies, as of the Closing Date, each contract, agreement or commitment (collectively, “Material Contracts”) to which Borrower or any of the other Credit Parties is a party, the termination, cancellation or rescission of which could reasonably be expected to have any Material Adverse Effect.

5.15. Transactions with Affiliates. Section 5.15 of the Disclosure Schedule identifies: (a) all Indebtedness of Borrower or of any of the other Credit Parties to any Affiliate of Borrower or the Parent Guarantors on or as of the Closing Date in an amount exceeding $100,000 in the aggregate, material contractual obligations of Borrower or of any of the other Credit Parties to any Affiliate of Borrower or the Parent Guarantors on or as of the Closing Date, and Investments in Borrower, the Parent Guarantors or in any of their Subsidiaries owned, held or controlled by any Affiliate of Borrower or the Parent Guarantors on or as of the Closing Date; and (b) all (if any) Indebtedness of any Affiliate of Borrower to Borrower or the Parent Guarantors or to any of their Subsidiaries on or as of the Closing Date in an amount exceeding $100,000 in the aggregate, material contractual obligations of any Affiliate of Borrower to Borrower or the Parent Guarantors or to any of their Subsidiaries on or as of the Closing Date, and Investments in any Affiliate of Borrower owned, held or controlled by Borrower or the Parent Guarantors or by any of their Subsidiaries on or as of the Closing Date. For purposes of this Section 5.15, the term “Affiliate of Borrower or the Parent Guarantors” shall not mean or include any Subsidiary of Borrower or the Parent Guarantors.

5.16. Governmental Consents, Etc. Each of Borrower and the other Credit Parties, and to the extent applicable, all of their physician employees and consultants, has obtained all Licenses and all other consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities, accrediting organizations, and health care institutions or providers granting staff privileges that are necessary for the continued operation of the business of each of Borrower and the other Credit Parties as currently conducted, except where the failure to do so has not had and could not reasonably be expected to have any Material Adverse Effect.

5.17. Full Disclosure. No representation, warranty or other statement made by Borrower or by any of the other Credit Parties in any of the Loan Documents or in any certificates or other written statements furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in any of the Loan Documents or in any such certificates or statements not materially misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results, and it being understood that forecasts and projections by their nature involve approximations and uncertainties).

6. AFFIRMATIVE COVENANTS.

Each of Borrower and the Parent Guarantors covenants and agrees with Bank that, from and after the date hereof and until all of the Commitments and all other obligations of Bank to make extensions of credit or issue Letters of Credit under any of the Loan Documents shall have terminated in full, and until all of the Obligations (other than indemnity obligations against which no claim has been made) of Borrower and the other Credit Parties shall have been paid in full, each of Borrower and the Parent Guarantors shall, and shall cause each of its Subsidiaries to, do all of the following:

6.1. Good Standing and Government Compliance. Except as otherwise permitted by clauses (a) and (b) in Section 7.3, each of Borrower, the Parent Guarantors and the other Credit Parties shall maintain its corporate existence and good standing in its Credit Party State, shall maintain qualification and good standing in each jurisdiction in which the failure to so qualify could reasonably be expected to have any Material

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Adverse Effect, and shall furnish to Bank the organizational identification number issued to it by the authorities of the Credit Party State in which it is organized, if applicable. Each of Borrower and the Parent Guarantors shall meet, and shall cause each of the other Credit Parties (other than the Excluded Subsidiaries) to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, except where the failure to meet such requirements has not had and could not reasonably be expected to have any Material Adverse Effect. Each of Borrower and the Parent Guarantors shall, and shall cause each of the other Credit Parties to, comply in all material respects with all applicable Environmental Laws and maintain all material permits, licenses and approvals required thereunder where the failure to do so could reasonably be expected to have any Material Adverse Effect. Each of Borrower and the Parent Guarantors shall, and shall cause each of the other Credit Parties to, comply with all Applicable Law to which it is subject, and each of Borrower and the Parent Guarantors shall maintain, and shall cause each of the other Credit Parties to maintain, in force all Licenses, the loss of which or failure to comply with which could reasonably be expected to have any Material Adverse Effect.

6.2. Financial Statements; Reports; Certificates.

(a) Borrower shall deliver to Bank: (i) as soon as available, but in any event within 30 days, after the end of each calendar month, consolidated balance sheets and income statements covering operations of Borrower and the other Credit Parties during such period, in a form reasonably acceptable to Bank and certified by a Responsible Officer of Borrower; (ii) as soon as available, but in any event within 45 days, after the end of each of the first three calendar quarters, consolidated balance sheets and income statements covering the operations of Borrower and the other Credit Parties during such period, in a form reasonably acceptable to Bank and certified by a Responsible Officer of Borrower; (iii) as soon as available, but in any event within 90 days, after the end of Borrower’s fiscal year, audited consolidated and consolidating financial statements of Borrower and the other Credit Parties prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified (or otherwise consented to in writing by Bank) on such financial statements of one of the “Big 4” accounting firms; (iv) as soon as available, copies of all statements, reports and notices sent or made available generally by Holdings to its security holders and all reports of Holdings on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (v) promptly upon receipt of notice thereof, a report of any legal action pending or threatened against Borrower or any of the other Credit Parties that could reasonably be expected to result in damages or costs to Borrower or any of the other Credit Parties of $500,000 or more; and (vi) such budgets, sales projections, operating plans and other financial information generally prepared by Borrower or any of the other Credit Parties in the ordinary course of business as Bank may reasonably request from time to time.

(b) Borrower shall deliver to Bank, within 45 days after the end of each calendar quarter: (i) a Compliance Certificate, certified by a Responsible Officer of Borrower, and in or substantially in the form of Exhibit D hereto, together with agings of Accounts and accounts payable in detail reasonably satisfactory to Bank; and (ii) statements comparing the actual financial performance of Borrower and the other Credit Parties for such calendar quarter and for that part of the fiscal year ending with such calendar quarter to the projected financial performance for each of such fiscal periods set forth in the annual business plan and budget furnished to Bank pursuant to paragraph (e) of this Section 6.2.

(c) Promptly, and, in any event, within thirty (30) days, after Borrower or any of the other Credit Parties shall first become aware of any of the following events, occurrences or developments, Borrower shall deliver to Bank a written statement of a Responsible Officer of Borrower setting forth details of such event, occurrence or development and the action that Borrower or any of the other Credit Parties has taken or proposes to take with respect thereto: (i) the occurrence of any Default or Event of Default; (ii) the termination, cancellation or rescission of any Material Contract; (iii) the receipt by Borrower or either Parent Guarantor of any written notice of termination, cancellation or rescission of any Material Contract; or (iv) the taking of any action by any Person that is a party to any Material Contract to terminate, cancel or rescind that agreement.

(d) Borrower shall deliver to Bank, within 30 days after the end of each fiscal quarter, a written report setting forth in detail reasonably satisfactory to Bank the most up-to-date information then available to Borrower and the other Credit Parties relating to all Intellectual Property owned by Borrower and or any other Credit Party as of the last day of such fiscal quarter; provided that Borrower shall not be required to deliver such report if there are no changes to be reported to Bank with respect to Borrower’s and or any other Credit Party’s Intellectual Property.

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(e) Not later than 45 days after the end of each calendar year, Borrower shall deliver to Bank a copy of Borrower’s projections for the next fiscal year and promptly, following approval by Borrower’s board of managers, the annual business plan and budget for the next fiscal year, including projected consolidated and consolidating statements of operations and of cash flows of Borrower and the other Credit Parties for the next fiscal year, all as approved by Borrower’s Board of Directors.

6.3. Inventory. Each of Borrower and the Parent Guarantors shall keep, and shall cause each of the other Credit Parties to keep, all Inventory in good and merchantable condition, free from all material defects, except Inventory for which adequate reserves have been made.

6.4. Taxes. Each of Borrower and the Parent Guarantors shall make, and shall cause each of the other Credit Parties to make, due and timely payment or deposit of all material federal, state, local, foreign and other governmental taxes, assessments or contributions required of it by law, including, but not limited to, laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and each of Borrower and the Parent Guarantors shall execute and deliver to Bank, on demand, proof satisfactory to Bank indicating that each of Borrower, the Parent Guarantors and the other Credit Parties have made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that none of Borrower or the Parent Guarantors, or (as the case may be) the other Credit Parties, need not make any such payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower and the other Credit Parties.

6.5. Insurance.

(a) Each of Borrower and the Parent Guarantors, at their expense, shall keep, and shall cause each of its Subsidiaries to keep, all of the Collateral and all other property insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where business of Borrower or of the other Credit Parties is from time to time conducted. Each of Borrower and the Parent Guarantors shall also maintain, and shall cause each of its Subsidiaries to maintain, malpractice (with respect to the Borrower, the other Credit Parties and each of their physician employees and consultants) and general liability and other insurance in amounts and of a type that are customary to businesses similar to business of Borrower, the Parent Guarantors or of their Subsidiaries.

(b) All of such policies of insurance shall be in such form, with such insurers, and in such amounts, as shall be reasonably satisfactory to Bank. All policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee, and each liability insurance policy shall show Bank as an additional insured and specify that the insurer must give at least 20 days prior notice to Bank before canceling its policy for any reason. Upon Bank’s request, Borrower shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments. If no Event of Default has occurred and is continuing, proceeds payable under any casualty policy will, at Borrower’s option, be payable to Borrower or (as the case may be) the other Credit Parties to replace the property subject to the claim, provided that any such replacement property shall, except as otherwise provided by this Agreement, be deemed Collateral in which Bank has been granted a first-priority security interest upon the terms contained in the Loan Documents. If any Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations.

6.6. Identification of Subsidiaries; Provision of Collateral.

(a) Subject always to the provisions contained in Section 4.4, if and whenever any direct or indirect Subsidiary of Borrower or any Parent Guarantor shall be created, formed or acquired by Borrower, any Parent Guarantor or by any of their Subsidiaries at any time after the Closing Date, Borrower or the applicable Parent Guarantor shall:

(i) furnish promptly to Bank a written notice identifying such Subsidiary and setting forth with respect to such Subsidiary all of the following information: (A) the State or other jurisdiction of organization of each such Person; (B) the number of authorized and outstanding shares or other units of each class of Capital Stock and all other Equity Interests of each such Person; and (C) with respect to each Subsidiary of

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Borrower or the Parent Guarantors, (1) each Person which owns or controls (whether legally or beneficially) any of the Capital Stock or other Equity Interests of each such Subsidiary, and (2) the number of shares or units of each class or kind of Capital Stock or other Equity Interests so owned or controlled by each such Person.; and

(ii) promptly comply with, and cause such Subsidiary to comply with, the applicable terms of paragraph (b) of this Section 6.6.

(b) Subject always to the provisions contained in Section 4.4, promptly after the consummation of any acquisition or the creation, formation or acquisition of any new Subsidiary of Borrower or a Parent Guarantor, Borrower or such Parent Guarantor shall:

(i) in the case of any acquisition of Equity Interests of any such Subsidiary by Borrower, by such Parent Guarantor or by any of their Subsidiaries, whether in connection with the creation, formation or acquisition of a Subsidiary or otherwise: (A) deliver or cause to be delivered to Bank in pledge all of the stock certificates representing such Equity Interests, such Equity Interests to be held by Bank in pledge in accordance with the terms of the Pledge Agreement; and (B) cause such Subsidiary to execute and deliver to Bank (1) joinder agreements in form and substance reasonably satisfactory to Bank upon the terms of which such Subsidiary shall become a party to and bound by the Guaranty Agreement, the Security Agreement, the Intellectual Property Security Agreement, and the Pledge Agreement, the effect of which shall be that, as of the date set forth in such joinder agreements, such Subsidiary shall become a party to each such instrument and be bound by the terms thereof, and (2) such UCC financing statements and other Security Instruments as shall be required by Bank to perfect the security interests and Liens in Collateral being pledged and granted by such Subsidiary pursuant to the Security Agreement and the other Collateral Documents;

(ii) in the case of any acquisition of property (other than Equity Interests) by Borrower, by such Parent Guarantor or by any of their Subsidiaries, deliver or cause to be delivered to Bank, duly executed by the Persons acquiring such property, such UCC financing statements and other Security Instruments as shall be required by Bank to perfect the security interests and Liens in the property so acquired; and

(iii) in each such case, comply with all of the other applicable provisions of Section 6.8, and provide to Bank all such other documentation including, without limitation, Governing Documents and resolutions as Bank shall reasonably deem necessary or advisable in connection with such acquisition of property or the creation, formation or acquisition of such Subsidiary.

(c) Subject always to the provisions contained in Section 4.4, with respect to any personal property acquired after the Closing Date by Borrower, the Parent Guarantors or any of their Subsidiaries (other than any property subject to any Lien expressly permitted by Section 7.5 as to which Bank does not have a perfected Lien), promptly (i) execute and deliver to Bank such amendments to the Collateral Documents or such other documents as Bank deems necessary or advisable to grant to Bank, a security interest in such property, and (ii) take all action necessary or advisable to grant to Bank a perfected first-priority security interest in such property, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Collateral Documents or by law or as may be requested by Bank.

6.7. Deposit Accounts; Banking Arrangements; etc.

(a) Neither Borrower nor any of the other Credit Parties shall, at any time or times after the Closing Date, except as and to the extent provided by paragraph (b) or paragraph (c) of this Section 6.7 or otherwise expressly permitted by Bank from time to time, open or maintain any Deposit Accounts (including any securities, investment or other similar accounts) with any banks or other financial institutions, except for (i) Deposit Accounts with Bank or with affiliates of Bank, and (ii) the Existing Deposit Accounts.

(b) Each of Borrower and the other Credit Parties shall close each Existing Deposit Account which is identified in the table below and transfer all Cash and other Investments from each such closed account to Deposit Accounts with Bank or with affiliates of Bank, each such closure and transfer to be completed by the Closure Date identified in the table below opposite each such Existing Deposit Account and Borrower shall

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cause each Financial Institution identified by an asterisk (*) in the table below to enter into a blocked account agreement or deposit account control agreement, in form and substance satisfactory to the Bank, as of the Closing Date. Each Existing Deposit Account identified in the table set forth below is identified by reference to the “Account#/Name” of such Existing Deposit Account set forth in Section 5.12 of the Disclosure Schedule.

Credit Party	Account#/Name	Financial Institution	Closure Date
Borrower	[†]	Silicon Valley Bank*	140 days after the Closing Date

Holdings	[†]	Silicon Valley Bank*	140 days after the Closing Date

Borrower	[†]	Westpac Bank	120 days after the Closing Date

Borrower (Dayhawk Radiology Services)	[†]	Bank One	120 days after the Closing Date

(c) The following Existing Deposit Accounts may be maintained by Borrower or (as the case may be) the other Credit Parties at all times after Closing Date, but Borrower shall not cause or permit at any time after the Closing Date (i) the aggregate balance of the ANZ Bank Australia and Credit Suisse Accounts identified in the table below to exceed $750,000, (ii) the balance of the Sterling Savings Bank Account identified in the table below to exceed $140,000 plus all accrued interest thereon or (iii) the balance of the Silicon Valley Bank Account identified in the table below to exceed $300,000 plus all accrued interest thereon.

Credit Party	Account#/Name	Financial Institution

Borrower	[†]	ANZ Bank Australia

Nighthawk Zurich	[†]	Credit Suisse

Borrower	[†]	Sterling Savings Bank

Borrower	[†]	Silicon Valley Bank

(d) It is the express intention and agreement of Borrower, the Parent Guarantors and Bank that Bank shall at all times have a perfected first-priority security interest and Lien upon each material Deposit Account from time to time maintained by Borrower, the Parent Guarantors or any of their Restricted Subsidiaries with any Person or Persons. In order to give effect to this express intention and agreement, each of Borrower and the Parent Guarantors hereby agrees, and hereby agrees to cause each of their Restricted Subsidiaries, to establish, and at all times after the Closing Date maintain, with Bank or with affiliates of Bank all such demand deposit accounts and other banking and transaction accounts as Bank shall from time to time reasonably request.

6.8. Lessor’s Waiver and Consent. Each of Borrower and the Parent Guarantors agrees, or will cause each of the other Credit Parties (other than the Excluded Subsidiaries), to use its best efforts to obtain a signed Lessor’s Waiver and Consent in or substantially in the form of Exhibit N, or otherwise reasonably satisfactory to Bank in form and substance, from each lessor under each Real Estate Lease which is outstanding on the Closing Date or which is negotiated, completed, renewed or extended by the Borrower, the Parent Guarantors or by any of their Subsidiaries at any time or from time to time after the Closing Date.

6.9. Merger of Dayhawk. Holdings shall cause Dayhawk to be merged with and into Borrower (the survivor of which shall be Borrower) as soon as possible after the Closing Date, but in any event within sixty (60) days of the Closing Date. Prior to the date of such merger, all Accounts of Dayhawk shall be paid to Borrower or into Borrower’s Deposit Account maintained with Bank and Dayhawk shall not engage in any business or activity other than that which it is engaged in as of the Closing Date, including without limitation, the incurrence of additional Indebtedness, the disposition of any of its property or the creation or incurrence of any

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Liens. From and after the date of such merger, NRS and Borrower shall be the only direct Subsidiaries of Holdings and all property of Dayhawk which existed prior to date of such merger shall be the property of Borrower.

6.10. Further Assurances.

(a) Each of Borrower and the Parent Guarantors shall from time to time, and shall cause each of the other Credit Parties that is a party to any of the Collateral Documents from time to time to, make, execute, endorse, acknowledge, file and/or deliver to Bank such vouchers, invoices, schedules, financing statements, powers of attorney, certificates, reports and other assurances or instruments (collectively, “Additional Security Documents”) to the extent necessary to maintain the perfection of Bank’s security interest in the Collateral, and take such further steps relating to the Collateral covered by any of the Collateral Documents as Bank may from time to time reasonably require. Furthermore, each of Borrower and the Parent Guarantors shall cause to be delivered to Bank such other related documents as may be reasonably requested from time to time by Bank. In addition, each of Borrower and the Parent Guarantors shall, and shall cause each of their Subsidiaries to, promptly execute and deliver such further instruments and promptly take such further action as shall be reasonably requested by Bank from time to time in order to effect the purposes of this Agreement and the other Loan Documents.

(b) Each of Borrower and the Parent Guarantors understands and agrees that time is of the essence of the covenants of Borrower under Section 6.6, Section 6.7 and this Section 6.8, and, accordingly, each of Borrower and the Parent Guarantors covenants that it shall, and shall cause each of its Subsidiaries to, comply in all material respects with each request or requirement of Bank made pursuant to Section 6.6, Section 6.7 or this Section 6.8, each such request or requirement to be complied with promptly but, in any event, within thirty (30) days after the date on which Borrower or a Parent Guarantor shall have first received from Bank written notice of such request or requirement.

7. NEGATIVE COVENANTS.

Each of Borrower and the Parent Guarantors covenants and agrees with Bank that, from and after the date hereof and until all of the Commitments and all other obligations of Bank to make extensions of credit or issue Letters of Credit under any of the Loan Documents shall have terminated in full, and until all of the Obligations (other than indemnity obligations against which no claim has been made) of Borrower and its Subsidiaries shall have been paid in full, none of Borrower or the Parent Guarantors shall, and nor shall they cause or permit any of their Subsidiaries to, do any of the following:

7.1. Dispositions. Convey, sell, lease, license, transfer or otherwise dispose of (collectively, “Transfer”), or cause or permit any of their Subsidiaries to Transfer, all or any part of its business or property, other than Permitted Transfers.

7.2. Changes in Name, Location or Chief Executive Office; Changes in Business; Changes in Fiscal Year; Change in Control. Change its name or its Credit Party State, or relocate its chief executive office, without, in each such case, 30 days’ prior written notification to Bank; engage in any business, or permit any of its Subsidiaries to engage in any business, other than business reasonably related or incidental to the businesses currently engaged in by Borrower or by any of the other Credit Parties; change its fiscal year end.

7.3. Mergers; Acquisitions. Merge or consolidate, or cause or permit any of their Subsidiaries to merge or consolidate, with or into any other business organization (other than (a) mergers or consolidations of any Restricted Subsidiary of Borrower into another Restricted Subsidiary of Borrower or into Borrower or (b) a merger of NRS into or with Holdings or Borrower or the merger of Dayhawk into Borrower); or acquire, or cause or permit any of their Subsidiaries to acquire, all or any substantial part of any of the Equity Interests or property and assets of any other Person, except Permitted Acquisitions and Permitted Investments.

7.4. Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or cause or permit any of their Subsidiaries so to do, except for Permitted Indebtedness; or prepay, repurchase or redeem, or otherwise repay prior to the scheduled maturity thereof, any Indebtedness of Borrower or of any of the other Credit Parties; or amend, restate or otherwise modify any instruments or documents

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evidencing or governing any such Indebtedness, or take any other action of any kind (whether direct or indirect), as a result of which Borrower or any of the other Credit Parties shall become obligated to make any such prepayment, repurchase, redemption or other repayment. The limitations on prepayment of Indebtedness set forth in this Section 7.4 shall not be applicable to any prepayment of any of the Obligations of Borrower or any of the other Credit Parties to Bank, or with respect to any Indebtedness that constitutes Permitted Indebtedness as described in clause (b) or clause (c) of the definition of Permitted Indebtedness.

7.5. Encumbrances. Create, incur, assume or allow any Liens with respect to any of its property, or assign or otherwise convey any rights to receive income, including the sale of any Accounts, or cause or permit any of their Subsidiaries so to do, except for Permitted Liens; or covenant with any other Person that Borrower, the Parent Guarantors or any of their Subsidiaries in the future will refrain from creating, incurring, assuming or allowing any Liens with respect to any of the property of Borrower, the Parent Guarantors or any of their Subsidiaries other than restrictions in agreements evidencing Indebtedness permitted by clause (c) of the definition of “Permitted Indebtedness” that impose restrictions on property (including all accessions, attachments, replacements or improvements and the proceeds of such property) financed by such Indebtedness or those restrictions set forth in Section 4C(xv) of the Securities Purchase Agreement.

7.6. Restricted Payments; etc. Make any Restricted Payments, or cause or permit any of their Subsidiaries to make any Restricted Payments. Notwithstanding the foregoing: (a) any direct or indirect Subsidiaries of Borrower may pay dividends to Borrower or to any intermediate Subsidiaries of Borrower; (b) Borrower may pay dividends in the form of common Capital Stock of Borrower; (c) Holdings may repurchase its Capital Stock pursuant to the terms of incentive compensation plans, employee stock purchase plans, employee restricted stock agreements or similar arrangements (i) from employees and (ii) so long as no Default or Event of Default shall have occurred and be continuing or would result after giving effect thereto, from its directors and consultants and (d) so long as no Default or Event of Default shall have occurred and be continuing or would result after giving effect thereto, (i) Borrower may pay cash dividends to Holdings in an aggregate amount not to exceed $500,000 at any time for the purpose of payment of dividends by Holdings and (ii) Holdings may pay cash dividends in a like amount.

7.7. Investments. Directly or indirectly acquire or own, or make any Investments in or to any Person, or cause or permit any of their Subsidiaries so to do, except for Permitted Investments.

7.8. Restrictions on Subsidiary Distributions. Except to the extent otherwise expressly permitted by the Loan Documents, enter into or cause or permit to exist any consensual encumbrance or restriction on the ability of any Subsidiary of Borrower or the Parent Guarantors to (a) make any dividends or other distributions in respect of any Equity Interests of such Subsidiary, (b) pay any Indebtedness owed by any such Subsidiary to Borrower, a Parent Guarantor or any of their Subsidiaries, (c) make any Investments in Borrower, the Parent Guarantors or any of their Subsidiaries, or (d) transfer any of its property to Borrower, the Parent Guarantors or any of their Subsidiaries.

7.9. Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower or the Parent Guarantors, or cause or permit any of their Subsidiaries to do so; except for: (a) agreements and transactions that are in the ordinary course of Borrower’s or such Parent Guarantor’s business and upon fair and reasonable terms that are no less favorable to Borrower or such Parent Guarantor than would be obtained in an arm’s length transaction with a non-affiliated Person; and (b) Permitted Investments. For purposes of this Section 7.9, the term “Affiliate” shall not mean or include any of the Subsidiaries of Borrower.

7.10. Subordinated Debt; etc. Amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms governing any Indebtedness expressly subordinated to the Obligations; except any such amendment, modification, waiver or other change which would (a) extend the maturity or reduce the amount of any payment of principal thereof, (b) reduce the rate or extend the date for payment of interest thereon, or (c) relax or eliminate any covenant or other restriction applicable to Borrower or any of its Subsidiaries.

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7.11. Inventory and Equipment. Store, or cause or permit any of their Restricted Subsidiaries to store, any Inventory or Equipment having a fair market value in excess of $100,000 in the aggregate, with any one or more third-party bailees, warehousemen or other similar third parties, unless: (a) Borrower or the Parent Guarantors shall promptly thereafter give Bank written notice thereof identifying the names and addresses of such third parties and briefly describing the Inventory or Equipment in the possession of such third parties; and (b) promptly (and, in any event, within thirty (30) days) after Bank so requests, each of the third parties shall be notified of Bank’s security interests and Liens, and Bank (i) shall receive an acknowledgment from each of the third parties that it is holding or will hold the Inventory or Equipment for Bank’s benefit, or (ii) shall be in possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Except for Inventory sold in the ordinary course of business, and, except for such other locations as Bank may approve in writing, Borrower and the Parent Guarantors shall keep, and shall cause each of their Restricted Subsidiaries to keep, its Inventory and Equipment only at the locations set forth in the Disclosure Schedule delivered by Borrower and the Parent Guarantors to Bank prior to the Closing Date, and at such other locations of which Borrower and the Parent Guarantors give Bank prior written notice and as to which Bank files Security Instruments where needed to perfect its security interests and liens in such Inventory and Equipment.

7.12. Financial Covenants.

(a) Maximum Consolidated Leverage Ratio. Cause or permit the Consolidated Leverage Ratio of the Borrower and the other Credit Parties for Reference Period to be greater than 1.25:1.00.

(b) Minimum Consolidated Fixed Charge Coverage Ratio. Cause or permit the Consolidated Fixed Charge Coverage Ratio of Borrower and the other Credit Parties for any Reference Period to be less than 1.40:1.00.

(c) Minimum Consolidated EBITDA. Cause or permit the Consolidated EBITDA of the Borrower and the other Credit Parties for any Reference Period ending on any date identified in the table below to be less than the amount specified for such Reference Period in the table below:

Date	Amount
March 31, 2005	$13,000,000
June 30, 2005	$14,600,000
September 30, 2005	$15,400,000
December 31, 2005	$17,200,000
March 31, 2006	$18,300,000
June 30, 2006	$19,000,000
September 30, 2006	$19,800,000
December 31, 2006 and thereafter	$20,500,000

(d) Maximum Consolidated Capital Expenditures. Cause or permit the Consolidated Capital Expenditures of Borrower and the other Credit Parties for (i) fiscal year 2005 of Borrower to exceed $3,500,000 in the aggregate and (ii) fiscal year 2006 and for each fiscal year thereafter of the Borrower to exceed $4,000,000 in the aggregate.

7.13. No Investment Company. Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for any such purpose.

8. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an “Event of Default” under this Agreement:

8.1. Payment Defaults.

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(a) If Borrower, any Parent Guarantor or any of their Subsidiaries shall fail to pay or prepay when due under this Agreement any principal of any of the Advances under the Term Loan Facility;

(b) If Borrower or any Parent Guarantor or any of their Subsidiaries shall fail to pay when due under this Agreement or any of the other Loan Documents (i) any interest on any of the Advances or other Obligations, or (ii) any fees payable under this Agreement or any of the other Loan Documents, and any such payment default under subclause (i) or (ii) of this clause (b) shall continue unremedied for a period of more than two (2) Business Days; or

(c) If Borrower or any Parent Guarantor or any of their Subsidiaries shall fail to pay when due under this Agreement or any of the other Loan Documents any other sum (other than any sum referred to in clause (a) or (b)), and any such payment default shall continue unremedied for a period of more than five (5) Business Days;

8.2. Covenant Defaults.

(a) If Borrower shall at any time fail or neglect to perform, comply with or observe any of the financial covenants contained in Section 7.12 of this Agreement;

(b) If Borrower or any of their Subsidiaries shall at any time fail or neglect to perform, comply with or observe any of the covenants contained in Article 6 or in Article 7 (other than Section 7.12) of this Agreement, and, as to any default under any such covenant that can be cured, shall fail to cure such default within five (5) Business Days after Borrower or (as the case may be) any Parent Guarantor or any of their Subsidiaries shall first receive notice thereof or after any Responsible Officer of Borrower or any Parent Guarantor or any of their Subsidiaries shall first become aware thereof; or

(c) If Borrower or any Parent Guarantor or any of their Subsidiaries shall at any time fail or neglect to perform, comply with or observe any other term, provision, condition or covenant contained in this Agreement (other than any covenant referred to in Section 8.1 or in clause (a) or (b) of this Section 8.2), any of the other Loan Documents or any other present or future agreements between Borrower or any Parent Guarantor or any of their Subsidiaries and Bank, and, as to any default under any such other term, provision, condition or covenant that can be cured, shall fail to cure such default within twenty (20) days after Borrower or (as the case may be) any Parent Guarantor or any of their Subsidiaries shall first receive notice thereof or after any Responsible Officer of Borrower or any Parent Guarantor or any of their Subsidiaries shall first become aware thereof;

8.3. Defective Perfection. If Bank shall determine, at any time after the Closing Date, that, except for Permitted Liens, Bank’s security interests and Liens in all or any material part of the Collateral are not prior to all other security interests or Liens of record reflected in the report, and, as to any such default that can be cured, Borrower or any Parent Guarantor shall fail to cure such default within ten (10) days after Borrower or (as the case may be) any Parent Guarantor or any of their Subsidiaries shall first receive notice thereof or after any Responsible Officer of Borrower or any Parent Guarantor or any of their Subsidiaries shall first become aware thereof;

8.4. Material Adverse Effect. If there shall occur, at any time after the Closing Date, any event, occurrence or development of whatsoever nature having any Material Adverse Effect;

8.5. Attachment. If any material portion of the property of Borrower or of any Parent Guarantor or any of their Subsidiaries shall be attached, seized, subjected to a writ or distress warrant, or shall be levied upon, or shall come into the possession of any trustee, receiver or Person acting in a similar capacity, and such attachment, seizure, writ or distress warrant or levy shall not be removed, discharged or rescinded within twenty (20) days, or if Borrower or any Parent Guarantor or any of their Subsidiaries shall be enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim shall become a Lien upon any material portion of the assets of Borrower or of any Parent Guarantor or any of their Subsidiaries, or if a notice of Lien, levy or assessment shall be filed of record with respect to any material portion of the property of Borrower or of any Parent Guarantor or any of their Subsidiaries by any

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Governmental Authority, and the same shall not be paid within twenty (20) days after Borrower or any Parent Guarantor or any of their Subsidiaries shall receive notice thereof;

8.6. Insolvency. If Borrower or any Parent Guarantor or any of their Subsidiaries shall become insolvent (as defined in the Bankruptcy Code), or if any Insolvency Proceeding shall be commenced by Borrower or by any Parent Guarantor or any of their Subsidiaries, or if any Insolvency Proceeding shall be commenced against Borrower or any Parent Guarantor or any of their Subsidiaries and shall not be dismissed or stayed within forty-five (45) days;

8.7. Other Agreements. If there shall be, at any time after the Closing Date, (a) any default or other failure under (i) the Stockholders Agreement that could reasonably be expected to result in a negative material effect on the rights of Bank under this Agreement or (ii) the Securities Purchase Agreement, or (b) any default or other failure any other agreement, instrument or contract (other than any Loan Document) by which Borrower or any Parent Guarantor or any of their Subsidiaries shall from time to time be bound: (i) to pay when due any sum or sums in excess of $250,000 in the aggregate; or (ii) to perform any covenant, promise or other agreement, and (A) as a result of any such default or failure under this clause (b)(ii), any Person or Persons shall have exercised (1) any rights to accelerate the maturity of any Indebtedness of Borrower or of any Parent Guarantor or any of their Subsidiaries in an amount in excess of $250,000, or (2) any remedies as secured parties or lienholders with respect to any property of Borrower or any Parent Guarantor or any of their Subsidiaries constituting collateral for any such Indebtedness, or (B) any such default or failure under this clause (b)(ii) has had or could reasonably be expected to have any Material Adverse Effect;

8.8. Subordinated Debt. If Borrower or any Parent Guarantor or any of their Subsidiaries shall make any payment on account of, or any payment or other distribution on account of the redemption, repurchase or other acquisition for value of, any Indebtedness expressly subordinated to the Obligations, except as and to the limited extent that any such payment shall, at the time it is to be made, be expressly permitted by the terms of any subordination agreement entered into with Bank;

8.9. Judgments. If any judgment, judgments, settlement or settlements for the payment of money in an amount, individually or in the aggregate, in excess of $500,000 after taking into account the amount of any insurance coverage therefore shall be rendered against Borrower or any Parent Guarantor or any of their Subsidiaries and shall remain unsatisfied and unstayed for a period of more than ten (10) days;

8.10. Misrepresentations. If any material representation, warranty, certification or other statement made by Borrower or any Parent Guarantor or any of their Subsidiaries in this Agreement or any other Loan Document or in any statement or certificate at any time given by Borrower or any Parent Guarantor or any of their Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made or deemed to have been made or repeated;

8.11. Guaranty Agreement; etc. If any Guarantor shall revoke or purport to revoke its guaranty under the Guaranty Agreement; or if the Guaranty Agreement or any of the Collateral Documents shall cease for any reason to be in full force and effect; or

8.12. Change in Control. Any Change in Control shall at any time occur, or any “Change of Control” or any other similar event under and as defined in any instruments governing any Indebtedness of Borrower or of any Parent Guarantor or any of their Subsidiaries shall at any time occur.

9. BANK’S RIGHTS AND REMEDIES.

9.1. Rights and Remedies. Upon the occurrence and during the continuance of any Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are irrevocably and unconditionally authorized by Borrower and the Parent Guarantors:

(a) declare any or all of the Obligations of Borrower, whether evidenced by this Agreement, any of the other Loan Documents, or otherwise, immediately due and payable (provided that, upon the occurrence of any Event of Default described in Section 8.6, all of the Obligations of Borrower shall automatically become immediately due and payable without any action by Bank);

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(b) demand that Borrower (i) deposit cash with Bank in an amount equal to the aggregate undrawn amount of all (if any) Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of all (if any) of such Letters of Credit, and Borrower shall promptly deposit and pay such amounts;

(c) so long as any such Event of Default shall be continuing, at any time or times terminate in full or in part, or otherwise reduce the amount of, in each case, as the Bank may from time to time elect in its sole and absolute discretion, the Term Loan Facility and Revolving Commitment; and otherwise Bank may cease advancing money or extending credit to or for the benefit of Borrower or any of its Subsidiaries under this Agreement, any other Loan Documents or under any other agreements between Borrower or any of its Subsidiaries and Bank;

(d) settle or adjust disputes and claims directly with account debtors of Borrower or any Parent Guarantor or any of their Subsidiaries for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(e) make such payments and do such acts as Bank considers necessary or reasonable to protect its security interests and Liens in the Collateral. Borrower agrees to assemble the Collateral, if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower and each of the Parent Guarantors authorizes Bank to enter any of the premises where any Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge or Lien which, in Bank’s determination, appears to be prior or superior to its security interests and Liens and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s or any Parent Guarantor’s owned premises, Borrower and such Parent Guarantor hereby grants Bank an irrevocable license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(f) set off and apply to any of the Obligations of Borrower any and all (i) balances and deposits of Borrower held by Bank, and (ii) Indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

(g) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) all or any part of the Collateral. Bank is hereby granted irrevocable licenses and other rights, solely pursuant to the provisions of this Section 9.1, to use, without any charge, Borrower’s labels, patents, copyrights, rights of use of any names, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to any Collateral, in completing production of, advertising for sale, and selling any Collateral, and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(h) sell all or any part of the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s or either Parent Guarantor’s premises) as Bank determines is commercially reasonable, and apply any proceeds to any of the Obligations in whatever manner or order Bank deems appropriate. Bank may sell all or any part of the Collateral without giving any warranties as to the Collateral. Bank may specifically disclaim any warranties of title or the like. This procedure shall not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Bank sells any of the Collateral upon credit, Borrower shall be credited only with payments actually made by the purchaser, received by Bank, and applied to the Indebtedness of the purchaser. If the purchaser fails to pay for any Collateral, Bank may resell the Collateral, and Borrower shall be credited with the proceeds of the sale;

(i) Bank may credit bid and purchase at any public sale;

(j) apply for the appointment of any receiver, trustee, liquidator or conservator of all or any part of the Collateral, without notice, and without regard to the adequacy of any other security or

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Collateral for any of the Obligations, and without regard to the solvency of Borrower, any Parent Guarantor or any of their Subsidiaries, any other guarantor or any other Person liable for any of the Obligations; and

(k) Borrower shall in any event remain liable for any deficiency that exists after disposition of all or any part of the Collateral as provided above, and such deficiency shall be paid immediately to Bank by Borrower.

Bank shall comply with any applicable state, federal or foreign law requirements in connection with any disposition of any Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of any Collateral.

9.2. Power of Attorney. Borrower hereby irrevocably appoints Bank (and each of Bank’s designated officers or employees) as Borrower’s true and lawful attorney to: (a) during the continuation of any Events of Default: (i) send requests for verification of Accounts or notify account debtors of Bank’s security interests and Liens in the Accounts; (ii) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (iii) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (iv) dispose of any Collateral; (v) make, settle and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (vi) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (vii) transfer all or any part of the Collateral into the name of Bank or a third party to the extent permitted under the California Uniform Commercial Code; and (b) file, in its sole discretion, one or more financing or continuation statements and amendments thereto relative to any of the Collateral without the signature of Borrower or any Parent Guarantor or any of their Subsidiaries where permitted by law. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations (other than indemnity obligations against which no claim has been made) of Borrower, the Parent Guarantors and their Subsidiaries have been fully repaid and performed, and all of Bank’s obligations to provide Advances, other Credit Extensions and any other extensions of credit or other financial accommodations to Borrower, the Parent Guarantors or any of their Subsidiaries under this Agreement or any of the other Loan Documents shall have terminated.

9.3. Accounts Collection. At any time after the occurrence and during the continuation of an Event of Default: (a) Bank may notify any Person owing funds to Borrower of Bank’s security interests and Liens in such funds and verify the amount of such Account; and (b) Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4. Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves as Bank deems reasonably necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5. Bank’s Liability for Collateral. Bank shall have no obligations to clean up or otherwise prepare all or any part of the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower and its Subsidiaries.

9.6. No Obligation to Pursue Others. Bank has no obligation to attempt to satisfy any of the Obligations by collecting all or any part of the Obligations from any other Person liable for them, and Bank may, at any time during the continuation of Event of Default, release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Bank’s rights against Borrower or any Parent

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Guarantor or any of their Subsidiaries. Borrower waives any right it may have to require Bank to pursue any other Person for any of the Obligations.

9.7. Remedies Cumulative. Bank’s rights and remedies under this Agreement, the other Loan Documents and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of any one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on the part of Borrower or any of its Subsidiaries shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed by or on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given. Borrower expressly agrees that this Section 9.7 may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.

9.8. Demand; Protest. Borrower irrevocably waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable, except (in each case) for the demands and notices provided for or otherwise required by the express terms and provisions of this Agreement or any of the other Loan Documents.

10. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party hereto relating to this Agreement, any of the other Loan Documents or any other agreements entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, or by certified mail, postage prepaid, return receipt requested, or by telefacsimile, or by electronic mail, to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:	Nighthawk Radiology Services, LLC 250 Northwest Blvd. #202 Coeur d’Alene, ID 83814
Attn: Andrea Clegg Vice President Finance
Fax: 208-664-2720

If to Bank:	ComericaBank 100 Federal Street 28th Floor Boston, Massachusetts 02110
Attn: Timothy Clifford Senior Vice President
Fax: 617-757-6310

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. BANK, BORROWER AND THE PARENT GUARANTORS EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON

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OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF ANY OF THEM. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY BANK, BORROWER OR PARENT GUARANTORS, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM.

12. REFERENCE PROVISION.

The parties prefer that any dispute between them be resolved in litigation subject to a Jury Trial Waiver as set forth in Section 11 of this Agreement, but the availability of that process is in doubt because of the opinion of the California Court of Appeal in Grafton Partners LP v. Superior Court, 9 Cal.Rptr.3d 511. This Reference Provision will be applicable until the California Supreme Court completes its review of that case, and will continue to be applicable if either that court or a California Court of Appeal publishes a decision holding that a pre-dispute Jury Trial Waiver provision similar to that contained in the Loan Documents is invalid or unenforceable. Delay in requesting appointment of a referee pending review of any such decision, or participation in litigation pending review, will not be deemed a waiver of this Reference Provision.

12.1. Mechanics.

(a) Other than (i) nonjudicial foreclosure of security interests in real or personal property, (ii) the appointment of a receiver, or (iii) the exercise of other provisional remedies, including, without limitation, provisional remedies relating to claims for infringement or violation of Intellectual Property rights (any of which actions or proceedings of the kind described in clause (i), (ii) or (iii) may be initiated pursuant to Applicable Law), any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any of the other Loan Documents will be resolved by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the Superior Court or Federal District Court in the County or District where venue is otherwise appropriate under Applicable Law (the “Court”).

(b) The referee shall be a retired Judge or Justice selected by mutual written agreement of the parties. If the parties do not agree, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. The referee shall be appointed to sit with all the powers provided by law. Each party shall have one peremptory challenge pursuant to CCP §170.6. Pending appointment of the referee, the Court has power to issue temporary or provisional remedies.

(c) The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within ninety (90) days after the date of the conference, and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision. Any decision rendered by the referee will be final, binding and conclusive, and judgment shall be entered pursuant to CCP §644.

(d) The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

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12.2. Procedures. Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

12.3. Application of Law. The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, provide all temporary or provisional remedies, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including, without limitation, motions for summary judgment or summary adjudication . The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. The referee’s decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

12.4. Repeal. If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or Justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

12.5. THE PARTIES RECOGNIZE AND AGREE THAT ALL DISPUTES RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY, AND THAT THEY ARE IN EFFECT WAIVING THEIR RIGHT TO TRIAL BY JURY IN AGREEING TO THIS REFERENCE PROVISION. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY DISPUTE BETWEEN THEM WHICH ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE LOAN DOCUMENTS.

13. GENERAL PROVISIONS.

13.1. Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties hereto and shall bind all Persons who become bound as debtors to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower or either Parent Guarantor without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the continuing right, without the consent of or any notice to Borrower or either Parent Guarantor, to sell, transfer, negotiate or grant participations in all or any part of, or any interests in, any of the Advances or other Credit Extensions, any of the Obligations of Borrower, any of the Parent Guarantors or any of their Subsidiaries or any of Bank’s obligations, rights and benefits under this Agreement or any of the other Obligations.

13.2. Costs and Expenses; Indemnification.

(a) Borrower shall, whether or not any of the transactions contemplated by this Agreement or any of the other Loan Documents shall be consummated: (i) pay or reimburse Bank, on demand, for all reasonable out-of-pocket costs and expenses (including Bank Expenses) incurred or sustained by Bank from time to time in connection with the development, preparation or delivery of the Commitment under, or execution and

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delivery of, or any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any of the other Loan Documents, any of the Collateral or the consummation of any of the transactions contemplated hereby or thereby, including the Bank Expenses incurred or sustained by Bank in connection therewith or with respect thereto; (ii) pay or reimburse Bank, on demand, for all reasonable costs and expenses (including Bank Expenses) incurred or sustained by Bank from time to time in connection with the enforcement, attempted enforcement or preservation of any rights or remedies (including in connection with any “workout” or restructuring relating to any of the Obligations or Collateral, and including in connection with any Insolvency Proceedings involving Borrower, the Parent Guarantors or any of their Subsidiaries) under this Agreement, any of the other Loan Documents or in relation to any of the Collateral.

(b) Borrower shall defend, indemnify and hold harmless Bank and its officers, employees and agents against: (i) all obligations, demands, claims and liabilities claimed or asserted by any other Person in connection with the transactions contemplated by this Agreement, except if and to the extent that such obligations, demands, claims and liabilities have been caused by Bank’s gross negligence or willful misconduct; and (ii) all losses or Bank Expenses in any way suffered, incurred or paid by Bank, its officers, employees and agents as a result of or in any way arising out of any transactions between Bank and Borrower, the Parent Guarantors or any of their Subsidiaries, whether under this Agreement or any of the other Loan Documents (including, without limitation, reasonable attorneys fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

13.3. Time of Essence. Time is of the essence for the performance by Borrower and the Parent Guarantors of all of their Obligations set forth in this Agreement and the other Loan Documents.

13.4. Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

13.5. Amendments in Writing; Integration; etc. All amendments to this Agreement must be in writing. All prior agreements, understandings, representations, warranties and negotiations between the parties hereto with respect to the subject matter of this Agreement, if any, are superseded in their entirety by this Agreement and the other Loan Documents.

13.6. Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Loan and Security Agreement.

13.7. Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any part of the Commitments shall remain in effect and so long as any of the Obligations (other than indemnity obligations against which no claim has been made) of Borrower, the Parent Guarantors or any of their Subsidiaries shall remain outstanding. The Obligations of Borrower to Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

13.8. Confidentiality. In handling any confidential information, Bank and all employees and agents of Bank shall exercise the same degree of care that Bank exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement, except that disclosure of such information may be made (a) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrower, (b) to prospective transferees or purchasers of any interest in the Advances, other Credit Extensions or any of the other Obligations, provided that they have entered into a comparable confidentiality agreement in favor of Borrower, the Parent Guarantors and their Subsidiaries and have delivered a copy to Bank, (c) as required by law, regulation, rule or order, subpoena, judicial order or similar order, (d) as may be required in connection with the examination, audit or similar investigation of Bank, and (e) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (i) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after

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disclosure to Bank through no fault of Bank; or (ii) is disclosed to Bank by any third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

13.9. Delivery by Facsimile. Delivery of the signature pages to this Agreement by facsimile shall be as effective as delivery of manually executed counterparts of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this LOAN AND SECURITY AGREEMENT to be executed as of the date first above written.

NIGHTHAWK RADIOLOGY SERVICES, LLC

By:	/s/ Chris Huber
Name:	Chris Huber
Title:	CFO

NIGHTHAWK RADIOLOGY HOLDINGS, INC.

By:	/s/ Chris Huber
Name:	Chris Huber
Title:	CFO

NRS CORPORATION

By:	/s/ Chris Huber
Name:	Chris Huber
Title:	CFO

COMERICA BANK

By:	/s/ Timothy G. Clifford
Name:	Timothy G. Clifford
Title:	Senior Vice President

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EXHIBIT A

DEFINITIONS:

“Accounts” means all presently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower or to any other Credit Parties arising out of the sale or lease of goods, the licensing, sale or other transfer of any Intellectual Property of Borrower or of any other Credit Parties, or the rendering of services by Borrower or by any other Credit Parties, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower or any other Credit Parties and all Credit Party Books relating to any of the foregoing.

“Additional Security Documents” has the meaning specified in Section 6.8.

“Advance” or “Advances” means a cash advance or cash advances under the Commitments.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or to cause the direction of the management and policies of such other Person, whether through the ownership of Equity Interests, by contract or otherwise.

“Agreement to Provide Insurance” means the Agreement to Provide Insurance, in or substantially in the form of Exhibit F, to be executed and delivered to Bank by Borrower.

“Applicable Law” means, in relation to any Person or its property, statutes and rules and regulations thereunder, including all Healthcare Laws, and interpretations of any thereof by any Governmental Authority charged with the administration or the interpretation thereof, and orders, requests, directives, instructions and notices of any Governmental Authority, in each case, applicable to or binding upon such Person or any of its property.

“Applicable Margin” means, with respect to all Advances under (a) the Term Loan Commitment, (i) zero percent (0%) (i.e., zero basis points) per annum, in the case of Prime Rate Advances, and (ii) three percent (3%) (i.e., 300 basis points) per annum in the case of Eurodollar Rate Advances, and (b) the Revolving Commitment, (i) zero percent (0%) (i.e., zero basis points) per annum, in the case of Prime Rate Advances, and (ii) three percent (3%) (i.e., 300 basis points) per annum in the case of Eurodollar Rate Advances.

“Asset Sale” means any direct or indirect sale (including any sale pursuant to a sale and leaseback transaction), whether in a single transaction or in a series of related transactions, by Borrower or by any other Credit Party of any businesses or property of Borrower or any other Credit Party, whether now owned or from time to time hereafter created, arising or acquired; provided, however, that the term “Asset Sale” shall not include any Permitted Transfers (other than Permitted Transfers described in clause (d) of the definition thereof) and the sale of Equity Interests in any of the Credit Parties.

“Automatic Debit Authorization” means the Automatic Debit Authorization, in or substantially in the form of Exhibit G, to be executed and delivered to Bank by Borrower.

“Bank Expenses” means any and all reasonable costs and expenses (including reasonable attorneys’ fees and expenses, whether generated in-house or by outside counsel) incurred in connection with the preparation, negotiation, administration, and enforcement of any of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses (whether generated in-house or by outside counsel) incurred in amending, enforcing or defending any of the Loan Documents (including fees and expenses of appeal), incurred before, during and after any Insolvency Proceeding, whether or not suit is brought.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended from time to time.

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“Business Day” means any day other than a Saturday, Sunday, legal holiday or other day on which banks in the State of California or in the Commonwealth of Massachusetts are required or authorized by law to close, and, with respect to all notices and determinations in connection with, and payments of principal of and interest on, Eurodollar Rate Advances, any day that is such a Business Day and that is also a day for trading between banks in U.S. dollar deposits in the London interbank market.

“Capital Assets” means, with respect to any Person, all equipment, fixed assets and real property or improvements of such Person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such Person.

“Capital Expenditures” means, with respect to any Person for any period, all expenditures made directly or indirectly by such Person during such period for Capital Assets (whether paid in cash or other consideration or accrued as a liability and, including, without limitation, all expenditures for maintenance and repairs which are required, in accordance with GAAP, to be capitalized on the books of such Person).

“Capital Lease” has the meaning specified in the definition of the term “Capital Lease Obligations”.

“Capital Lease Obligations” means, with respect to any Person, all obligations of such Person to pay rent or other amounts under any lease of (or other arrangements conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases (each, a “Capital Lease”) on a balance sheet of such Person under GAAP, and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock” means (a) in the case of any corporation, any corporate capital stock of any class or series, (b) in the case of any association or other business entity, any shares, interests, participations, rights or other equivalents (howsoever designated) of corporate capital stock, and (c) in the case of any partnership or limited liability company, partnership or membership interests (whether general or limited).

“Cash” means unrestricted cash and cash equivalents.

“Cash Collateral Account” has the meaning assigned in Section 4.4(a).

“Change in Control” means any event or series of related events as a result of which: (a) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act), directly or indirectly, of thirty percent (30%) or more of the outstanding shares of Capital Stock of Holdings (other than persons in the Existing Investor Group); or, prior to the consummation of an initial public offering by Holdings, during any period of twelve consecutive calendar months commencing after the Closing Date individuals who were directors of Holdings on the first day of such period shall cease to constitute a majority of the board of directors of Holdings; (b) Holdings and NRS shall together cease to own and control (both legally and beneficially) one hundred percent (100%) of all Equity Interests in Borrower, provided that if NRS is merged into or with Borrower or Holdings, than at all times thereafter, Holdings shall cease to own (both legally and beneficially) one hundred percent (100%) of all Equity Interests in Borrower, (c) at all times prior to any merger of NRS into or with Borrower or Holdings, Holdings shall cease to own and control (both legally and beneficially) one hundred percent (100%) of all of the Equity Interest in NRS, or (d) Borrower shall cease to own and control, directly or indirectly (both legally and beneficially) 100% of all of the Equity Interests in of all of its Subsidiaries (other than any Equity Interests that are required by applicable law to be held by director(s) or Person(s) resident in the jurisdiction of formation of any Foreign Subsidiary).

“Chief Executive Office State” means, in relation to Borrower or any of its Subsidiaries, the State of the United States or (as the case may be) the foreign country where the chief executive office of such Person is located.

“Closing Date” means the date of this Agreement.

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“Code” means the California Uniform Commercial Code, as amended or supplemented from time to time.

“Collateral” means any and all of the property of Borrower and the other Credit Parties (other than the Excluded Subsidiaries) described on Exhibit B attached hereto and all Negotiable Collateral to the extent not described on Exhibit B, except to the extent that (a) any such property is nonassignable by its terms without the consent of another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406 and 9408 of the Code), or (b) the granting of a security interest therein is contrary to applicable law; provided, however, that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, the Pledge Agreement, the Additional Security Documents, all other agreements and instruments (including any account control agreements) executed and delivered to Bank pursuant to this Agreement, all other instruments executed and delivered to Bank on the Closing Date or from time to time thereafter pursuant to Section 3.1, Section 6.6 or Section 6.8, and all other Security Instruments executed and/or delivered from time to time pursuant to any of the foregoing.

“Collateral States” means, collectively, the States of the United States and the foreign countries where all or any part of the Collateral is located. The Collateral States have been identified by Borrower in the Disclosure Schedule prepared and completed by Borrower and furnished by Borrower to Bank on or prior to the Closing Date and after the Closing Date shall be deemed to include any additional locations as disclosed to Bank in compliance with the terms of Section 7.11.

“Commitments” means, collectively, all of the commitments and obligations of Bank in effect at any particular time to make Advances and other Credit Extensions to Borrower under the Term Loan Commitment and the Revolving Commitment, all upon the terms and subject to the conditions contained in this Agreement.

“Compliance Certificate” means a compliance certificate, in or substantially in the form of Exhibit D or otherwise in form and substance satisfactory to Bank, to be duly executed by a Responsible Officer of Borrower.

“Consolidated Capital Expenditures” means, in relation to the Borrower and the other Credit Parties for any period, all Capital Expenditures by the Borrower and the other Credit Parties for such period, all as determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, in relation to the Borrower and the other Credit Parties for any period, the sum of (a) Consolidated Net Income for such period, plus (b) in each case to the extent deducted in the calculation of Consolidated Net Income and without duplication, (i) depreciation and amortization for such period, plus (ii) income tax expense for such period, plus (iii) Consolidated Interest Expense paid or accrued during such period, plus (iv) non-cash expense associated with granting stock options, and minus, to the extent added in computing Consolidated Net Income, and without duplication, all extraordinary and non-recurring revenue and gains (including income tax benefits) for such period, all as determined on a consolidated basis and in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, in relation to Borrower and the other Credit Parties as of any date of determination, the ratio of (a) the sum of (i) the Consolidated EBITDA for any Reference Period ending on such date of determination, minus (ii) all tax expense paid in cash by Borrower and the other Credit Parties during such period, over (b) the sum of (i) Consolidated Interest Expense for such period , plus (ii) Consolidated Capital Expenditures for such period, plus (iii) all regularly scheduled payments required to be made on account of any principal of any Indebtedness (including the Obligations) of Borrower or of any of the other Credit Parties, including the principal component of any scheduled payments in respect of Capital Lease Obligations for the twelve month period following such date of determination.

“Consolidated Interest Expense” means, in relation to the Borrower and the other Credit Parties for any period, interest expense on all Indebtedness of the Borrower and the other Credit Parties for such period, whether paid or accrued, all as determined on a consolidated basis in accordance with GAAP, and including: (a) interest expense in respect of Indebtedness (including the Obligations); (b) the interest component of Capital Lease Obligations; (c)

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commissions, discounts and other fees and charges payable in connection with letters of credit and bankers’ acceptances; (d) the net payment, if any, payable in connection with Hedge Agreements, less the net credit, if any, received in connection with Hedge Agreements; and (e) all fees payable by the Borrower and the other Credit Parties in respect of Indebtedness, determined on a consolidated basis and in accordance with GAAP.

“Consolidated Leverage Ratio” means, in relation to Borrower and the other Credit Parties for any Reference Period, the ratio of (a) the Consolidated Total Funded Debt of the Borrower and the other Credit Parties for such Reference Period to (b) the Consolidated EBITDA of the Borrower and the other Credit Parties for such Reference Period.

“Consolidated Net Income” means, in relation to the Borrower and the other Credit Parties for any period, the net income of the Borrower and the other Credit Parties for such period, after deduction of all expenses, taxes, and other proper charges for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Funded Debt” means, in relation to Borrower and the other Credit Parties, the sum, without duplication, of (a) the aggregate amount of Indebtedness of the Borrower and the other Credit Parties relating to (i) the borrowing of money or obtaining of credit, including the issuance of notes or bonds (ii) the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business), (iii) Capital Lease Obligations and (iv) the maximum drawing amount of all letters of credit outstanding and bankers acceptances, plus (b) Indebtedness of the types referred to in clause (a) of another Person guaranteed by the Borrower or any of the other Credit Parties.

“Contingent Obligations” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to: (a) any Indebtedness, lease, dividend, letter of credit or other obligation or liability of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (b) any obligations with respect to undrawn letters of credit issued for the account of that Person; and (c) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect that Person against fluctuations in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligations” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means, collectively, any and all United States copyrights or copyrightable works (whether registered or unregistered, statutory or common law), including, without limitation, any and all reissues, renewals or extensions thereof, and also including any and all registrations of any copyrights in the United States Copyright Office and applications for United States copyright registration made with the United States Copyright Office, any and all rights provided by international treaties or conventions with respect to any of the foregoing, and any and all rights under any agreements or licenses granting any rights or licenses to use any Copyrights or Copyright registrations.

“Credit Extension” means each Advance or other extension of credit by Bank to or for the benefit of Borrower under this Agreement.

“Credit Parties” means, collectively, Borrower, all Parent Guarantors and all of their Subsidiaries; and “Credit Party” means Borrower, any of the Parent Guarantors or any of their Subsidiaries.

“Credit Party Books” means, in relation to Borrower, the Parent Guarantors or any other Credit Party, all of such Person’s books and records including: all ledgers; records concerning its assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

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“Credit Party State” means, in relation to Borrower or any other Credit Party, the State of the United States or (as the case may be) the foreign country or other jurisdiction under the laws of which such Person is organized.

“Dayhawk” means Dayhawk Radiology Services, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Holdings.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or remedied during such time) constitute an Event of Default under Article 8 (including Sections 8.1 through 8.12) of this Agreement.

“Deposit Account” means any deposit, securities, investment or other similar account at any time or from time to time maintained by Borrower or any other Credit Party with any bank or other financial institution or with any mutual fund, securities broker, investment banking firm or other Person.

“Disbursement Instructions” means the Disbursement Instructions, in or substantially in the form of Exhibit E, to be duly executed and delivered by Borrower.

“Disclosure Schedule” means the First Schedule, dated as of the Closing Date, prepared and completed by Borrower, and delivered by Borrower to Bank in connection with this Agreement and identified as the “Disclosure Schedule”.

“Environmental Laws” means all laws, rules, regulations, orders and the like issued by any federal, state, local foreign or other Governmental Authority pertaining to the environment or to any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos or other similar materials.

“Equipment” means any and all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower or any other Credit Party at any time have any interests or rights.

“Equity Interests” means and includes Capital Stock and all warrants, options or other rights to purchase or otherwise acquire Capital Stock.

“Equity Issuance” means the issuance by any Credit Party to any Person (other than a Credit Party) of shares of its Equity Interests other than any stock or option to grant stock to an employee, a director or a consultant of any Credit Party under a stock option or other similar incentive or compensation plan of a Credit Party or upon exercise thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Eurocurrency Reserve Requirement” means, for any day with respect to any Eurodollar Rate Advance, the maximum rate (expressed as a decimal) at which any lender subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against “Eurocurrency Liabilities” (as that term is used in Regulation D), if such liabilities were outstanding. The Eurocurrency Reserve Requirement shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Requirement.

“Eurodollar Rate” means, for any Interest Period with respect to any Eurodollar Rate Advance, the LIBOR rate per annum equal to the quotient (rounded upwards to the next higher 1/16th of one percent) of (a) (i) the rate per annum for deposits in U.S. dollars for a period comparable to such Interest Period which appears on the Telerate Page 3750 as of 11:00 a.m., London time, on the day that is two Business Days prior to the beginning of such Interest Period, or (ii) if such rate specified in subclause (i) does not appear on the Telerate Page 3750, the rate at which Bank is offered U.S. dollar deposits two (2) Business Days prior to the beginning of such Interest Period in the London interbank market at or about 11:00 a.m., Boston time, for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Rate Advance to

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which such Interest Period applies, divided in either case by (b) a number equal to 1.00 minus the Eurocurrency Reserve Requirement.

“Eurodollar Rate Advance” means any Advance that bears interest at a rate determined by reference to the Eurodollar Rate.

“Event of Default” has the meaning assigned in Article 8.

“Excluded Subsidiary” means Dayhawk, Nighthawk Zurich and any other Foreign Subsidiary.

“Existing Credit Facilities” means (a) the credit facility evidenced by the loan and security agreement, dated as of March 31, 2004 between Borrower and Silicon Valley Bank and all related loan documents and (b) the Subordinated Debt facility.

“Existing Debt” means the sum of all Indebtedness under Existing Credit Facilities.

“Existing Deposit Accounts” has the meaning assigned in Section 5.12.

“Existing Indebtedness” has the meaning assigned in Section 5.11(a).

“Existing Investor Group” means, collectively, the following Persons and each of their Affiliates (other than the Credit Parties) taken as a whole: (a)Summit Ventures VI-A, L.P., Summit Ventures VI-B, L.P., Summit VI Advisors Fund, L.P., Summit VI Entrepreneurs Fund, L.P., Summit Investors VI L.P., Summit Subordinated Debt Fund, II, LP, (b) Paul E. Berger, M.D., (c) Jon D. Berger; and (d) Christopher Huber.

“Final Maturity Date” means April 20, 2009.

“Foreign Subsidiary” means any Subsidiary of any Credit Party that is incorporated or organized in a jurisdiction other than the United States or any of its territories or possessions.

“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time.

“Governing Documents” means, with respect to any Person, the certificate of incorporation or registration (including, if applicable, certificate of change of name), articles of organization, incorporation or association, memorandum of association, charter, bylaws, partnership agreement, trust agreement, joint venture agreement, limited liability company operating or members agreement, or any one or more similar agreements, instruments or documents constituting the organization or formation of such Person.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantors” means, collectively, Borrower, all Subsidiary Guarantors and all Parent Guarantors.

“Guaranty Agreement” means the Guaranty Agreement, in or substantially in the form of Exhibit K, to be executed and delivered by Borrower and the other Credit Parties(other than the Excluded Subsidiaries).

“Healthcare Laws” means all applicable statutes, laws, ordinances, rules and regulations of any Governmental Authority with respect” to regulatory matters primarily relating to patient healthcare, healthcare providers and healthcare services (including without limitation Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. Section 1320a-7(b) (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute,” and the Social Security Act, as amended, Section 1877, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as “Stark Statute”).

[†] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

“Hedge Agreement” means any agreement, device or arrangement designed to protect a Person from the fluctuations of interest rates, exchange rates or forward rates applicable to its assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap, swap or collar protection agreements and forward rate currency or interest rate options, as the same may be amended or modified and in effect from time to time, and any cancellation, buy-back, reversal, termination or assignment of any of the foregoing.

“Holdings” means Nighthawk Radiology Holdings, Inc., a Delaware corporation.

“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than (i) trade payables entered into in the ordinary course of business pursuant to ordinary terms, and (ii) ordinary course purchase price adjustments); (c) all reimbursement or payment obligations with respect to letters of credit or reimbursement or other payment obligations with respect to bankers’ acceptances, surety bonds and other similar documents; (d) all obligations evidenced by promissory notes, bonds, debentures or other similar instruments, including obligations so evidenced incurred in connection with the acquisition of property or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreements or sales of accounts receivable, in any such case, with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreements in the event of default are limited to repossession or sale of such property); (f) all Capital Lease Obligations; (g) all net obligations with respect to Hedge Agreements; (h) all indebtedness referred to in clause (a) through clause (g) secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (in which event the amount of such indebtedness shall not be deemed to exceed the fair market value of such property); and (i) all Contingent Obligations in respect of indebtedness and obligations of the kinds referred to in clause (a) through clause (h) above.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means, collectively, any and all of the rights, title and interests of Borrower or of any other Credit Party in and to any and all United States, international or foreign: (a) Trademarks; (b) Patents; (c) Copyrights; (d) confidential and proprietary information, including, without limitation, all trade secrets, technology, ideas, know-how, formulae and customer and supplier lists; (e) any and all intellectual property rights in computer software and computer software products (including, without limitation, source codes, object codes, data and related documentation); (f) any and all design rights owned or used by Borrower or by any of its Subsidiaries; and (g) all other intellectual property rights of every description.

“Intellectual Property Security Agreements” means, collectively, the Intellectual Property Security Agreements, in or substantially in the form of Exhibit I, to be executed and delivered by Borrower and certain of the other Credit Parties, but in any event other than the Excluded Subsidiaries.

“Interest Period” means, with respect to each Eurodollar Rate Advance, the period commencing on the date of the making or continuation of or conversion to such Eurodollar Rate Advance and ending one, two, three or six months thereafter, as Borrower may elect in Borrower’s applicable notice to Bank; provided, however, that:

(a) any Interest Period (other than an Interest Period determined pursuant to clause (c) below) that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in the next calendar month, in which case, such Interest Period shall end on the immediately preceding Business Day;

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(b) any Interest Period applicable to any Eurodollar Rate Advance that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Business Day of a calendar month;

(c) any Interest Period that would otherwise end after the Final Maturity Date shall end on the Final Maturity Date; and

(d) notwithstanding clause (c) above, no Interest Period applicable to any Eurodollar Rate Advance shall have a duration of less than one (1) month; and, if any Interest Period applicable to such Advance would be for a shorter period, such Interest Period shall not be available hereunder.

“Inventory” means all present and future inventory in which Borrower or any of the other Credit Parties shall have any rights or interests, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower or of any of the Credit parties, including any and all such inventory as shall be temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and all Credit Party Books relating to any of the foregoing.

“Investment” means any beneficial ownership of (including Equity Interests or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“JCAHO” means the Joint Commission on Accreditation of Healthcare Organizations.

“Letter of Credit” has the meaning assigned to it in Section 2.1(d).

“Letter of Credit Obligations” means, as of any date, the sum of the maximum amount beneficiaries may draw under all outstanding Letters of Credit and all unpaid reimbursement obligations on account of any drawing under the Letters of Credit.

“License” means, with respect to any Person, any license, permit, consent, certificate of need, authorization, certification (including without limitation, physician board certification in radiology), accreditation, staff privileges, franchise, approval, or grant of rights by, or any filing or registration with, any Governmental Authority or any third Person necessary for such Person to own, build, maintain or operate its business or property.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Advance Request” means the Loan Advance/Paydown Request Form, in or substantially in the form of Exhibit C or otherwise in form satisfactory to Bank, duly executed by a Responsible Officer of Borrower.

“Loan Documents” means, collectively, this Agreement, any note or notes from time to time executed by Borrower and delivered to Bank, the Guaranty Agreement, the Collateral Documents, and any other documents, instruments or agreements (including, without limitation, any Securities Account Control Agreements) from time to time executed and/or delivered to Bank by Borrower or any of its Subsidiaries pursuant to or in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means any material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, or (b) the ability of Borrower and the other Credit Parties to repay the Obligations or otherwise perform, observe or otherwise comply with any of their other material Obligations under any of the Loan Documents, or (c) the validity or enforceability of (i) any of the Loan Documents, (ii) any of the Obligations of Borrower or any Credit Party, or (iii) any of the rights or remedies of Bank under any of the Loan Documents, (d) the validity, binding effect or priority of any of the security interests

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and Liens of Bank in any material portion of the property constituting Collateral, or (e) the value of all or any substantial portion of the Collateral.

“Material Contracts” has the meaning specified in Section 5.14.

“Negotiable Collateral” means, collectively, all of the present and future letters of credit of which the Borrower or any Credit Party (other than the Excluded Subsidiaries) shall be a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and all Credit Party Books relating to any of the foregoing.

“Net Cash Equity Issuance Proceeds” means, in connection with any Equity Issuance by any Person, the cash proceeds of such Equity Issuance, net of transaction costs (including any underwriting discounts or commissions and legal, advisory and other costs, fees and expenses, in each case, actually incurred and satisfactorily documented).

“Net Cash Proceeds” means, in connection with any Asset Sale or Recovery Event, the cash proceeds (including any cash payments received by way of deferred payment pursuant to any promissory note, receivable or otherwise, but only as and when received in cash) of such Asset Sale or Recovery Event, net of (a) transaction costs (including any underwriting, brokerage or other selling commissions and legal, advisory and other costs, fees and expenses, including taxes and title and recording costs and expenses, associated therewith, in each case, actually incurred and satisfactorily documented), and (b) required debt payments (other than pursuant hereto).

“Nighthawk Zurich” means Nighthawk Services, GmbH, a corporation organized under the laws of Switzerland and a wholly-owned Subsidiary of Borrower.

“NRS” means NRS Corporation, an Idaho corporation.

“Obligations” means, collectively, all Indebtedness, principal, interest, Bank Expenses, Letter of Credit Obligations and other amounts from time to time owing to Bank by Borrower or any of the other Credit Parties pursuant to this Agreement or any of the other Loan Documents, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of any Insolvency Proceeding. The foregoing shall also include any Hedge Agreements between Bank and any Credit Party.

“Other Letters of Credit” means the irrevocable letters of credit issued by (i) Silicon Valley Bank for the benefit of Arch Specialty Insurance Company in the original face amount of $300,000 and (ii) Sterling Savings Bank for the benefit of Australia and New Zealand Banking Group Ltd. in the original face amount of $140,000 or the Australian dollar equivalent thereof.

“Parent Guarantors” means NRS and Holdings.

“Patents” means, collectively, any and all United States patents, including, without limitation, any and all divisions, continuations, reissues, reexaminations, extensions or renewals thereof, all inventions or improvements thereto, any applications for any United States patents, any and all rights provided by international treaty or convention with respect to any of the foregoing, and any and all rights or licenses granting any rights or licenses with respect to any inventions subject to any Patents.

“Periodic Payments” means, collectively, all (if any) installments or other similar recurring payments that Borrower or any of the other Credit Parties may now or at any time hereafter become obligated to pay to Bank pursuant to the terms and provisions of any agreement, instrument or other document now or hereafter in existence between Borrower or any of the other Credit Parties and Bank.

“Permitted Acquisition” means an acquisition by Borrower of all of the Capital Stock or other Equity Interests, or substantially all of the assets, of a Person in the same or similar line of business as Borrower, so long as (a) the aggregate purchase price for which shall not exceed (i) $5,000,000 in cash plus (ii) any Capital Stock issued by Holdings in connection therewith, (b) such acquisition has been approved by such Person’s board of directors,

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managers or partnership, as the case may be, (c) Bank has received (i) not less than thirty (30) days prior to the consummation of such acquisition, notice of such acquisition and (ii) prior to the closing of such Acquisition a pro forma Compliance Certificate as of the most recently completed calendar month after giving effect to such acquisition, in form and substance satisfactory to Bank (provided, however, for purposes of determining compliance with clause (c) of Section 7.12, the minimum Consolidated EBITDA requirement shall be the amount specified in such clause (c) as of the most recent calendar quarter end prior to the date of such Acquisition), (d) Borrower has complied with all applicable provisions of Section 6.6, and (e) no Default or Event of Default has occurred and is continuing or would result after giving effect to such acquisition.

“Permitted Distribution” has the meaning specified in Section 7.6.

“Permitted Indebtedness” means, collectively:

(a) Indebtedness of Borrower or of any of the other Credit Parties in favor of Bank arising under this Agreement or any of the other Loan Documents;

(b) Indebtedness existing on the Closing Date and disclosed in Section 5.11(a) of the Disclosure Schedule;

(c) Indebtedness (including Indebtedness in the nature of Capital Lease Obligations) not at any time to exceed $500,000 in the aggregate (as determined for Borrower and the other Credit Parties on a consolidated basis) secured by Liens of the kind described in clause (c) of the defined term “Permitted Liens” including any refunding, refinancing, modification and amendment thereof, which does not have the effect of increasing the principal amount thereof (or accreted value thereof) plus accrued and unpaid interest on the Indebtedness so refunded, refinanced, modified or amended (plus the amount of necessary fees and expenses incurred in connection therewith and any premiums paid on the Indebtedness repaid); provided such Indebtedness shall not exceed the lesser of the cost or fair market value of the Equipment financed with such Indebtedness;

(d) Indebtedness secured by Permitted Liens of the kind described in and permitted by clause (b) and clause (f) of the definition of the defined term “Permitted Liens”;

(e) Indebtedness to trade creditors incurred in the ordinary course of business; and

(f) Indebtedness consisting of Investments otherwise permitted pursuant to clause (e) and (j) of the definition of Permitted Investments;

(g) Indebtedness created by and consisting of Hedging Agreements, provided that such Hedge Agreements shall have been entered into for the purpose of hedging actual risk and not for speculative purposes;

(h) other unsecured Indebtedness not otherwise permitted hereunder in an aggregate outstanding principal amount not to exceed $500,000 at any time.

(i) extensions, refinancings and renewals of any items of Permitted Indebtedness identified or described in any of clauses (a) through (c), inclusive, of this definition; provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Borrower or any of its Subsidiaries, as the case may be.

“Permitted Investments” means, collectively:

(a) Investments existing on the Closing Date and disclosed in Section 5.11(d) of the Disclosure Schedule;

(b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently

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having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) Bank’s certificates of deposit maturing no more than one (1) year from the date of investment therein, and (iv) Bank’s money market accounts;

(c) repurchases of Equity Interests from stockholders of Borrower or of any of the other Credit Parties; provided, however, that any Restricted Payments made in connection therewith as shall be expressly permitted by Section 7.6;

(d) Investments accepted in connection with Permitted Transfers;

(e) Investments by Borrower or any of the other Credit Parties in Restricted Subsidiaries; and Investments by any of Borrower’s Subsidiaries in Borrower;

(f) Investments not to exceed $500,000 in the aggregate (as determined for Borrower and the other Credit Parties on a consolidated basis) outstanding at any time consisting of travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business;

(g) Investments consisting of cashless loans to employees, officers or directors relating to the purchase of Equity Interests in Borrower pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business of Borrower or any of the other Credit Parties;

(i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this clause (i) shall not apply to Investments of Borrower in any of the other Credit Parties;

(j) Investments in Foreign Subsidiaries in an amount equal to the ordinary course expenses of such Subsidiaries on a monthly basis plus during the term of this Agreement $200,000 for each such Subsidiary up to $750,000 in the aggregate outstanding at any time, plus the reasonable costs or expenses associated with the formation of such Subsidiaries in the aggregate;

(k) Permitted Acquisitions; and

(l) Other Investments (but excluding any Investments in addition to those Investments described in clauses (f), (j) and (k) above) in an aggregate amount not to exceed $500,000 in any fiscal year.

“Permitted Liens” means, collectively:

(a) any Liens existing on the Closing Date and disclosed in Section 5.11(b) of the Disclosure Schedule or arising under this Agreement, the Collateral Documents or any of the other Loan Documents;

(b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower or any of the other Credit Parties maintains adequate reserves; provided that the same have no priority over any of Bank’s Liens;

(c) Liens not to exceed $500,000 in the aggregate (as determined for Borrower and the other Credit Parties on a consolidated basis) (i) upon or in any Equipment acquired or held by Borrower or any of the other Credit Parties to secure the purchase price of such Equipment or Indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition; provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds from the sale or disposition of such Equipment;

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(d) leases or subleases and licenses or sublicenses granted from time to time by Borrower or any of the other Credit Parties to any other Persons and that do not interfere in any material respect with the business, operations, property or condition of Borrower and the other Credit Parties, taken as a whole;

(e) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (a) through (c) above; provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase;

(f) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.5 or Section 8.9;

(g) Liens in favor of other financial institutions arising in connection with Deposit Accounts of Borrower or any of the other Credit Parties held at such institutions; provided that, if and to the extent required by this Agreement, Bank has perfected security interests in the amounts held in such Deposit Accounts;

(h) deposits in the ordinary course of Borrower’s business under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for repayment of borrowed money or other Indebtedness) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for repayment of borrowed money or other Indebtedness) or to secure statutory obligations (other than Liens arising under ERISA or Environmental Laws) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods; and

(j) Liens of materialmen, mechanics, warehousemen, carriers, artisans or other similar Liens arising in the ordinary course of Borrower’s business or by operation of law, which are not past due or which are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP.

“Permitted Transfer” means the conveyance, sale, lease, license, transfer or other disposition by Borrower or by any of the other Credit Parties of:

(a) Inventory in the ordinary course of its business;

(b) licenses and other similar arrangements for the use of any of the property of Borrower or of any of the other Credit Parties in the ordinary course of its business;

(c) worn-out or obsolete Equipment; and

(d) so long as the Borrower or such Credit Party shall be in compliance with Section 2.2(b) with respect to any such transfer or disposition, other transfers or dispositions in an aggregate amount not to exceed $500,000 in any fiscal year.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Pledge Agreement” means the Pledge Agreement, in or substantially in the form of Exhibit J, to be executed and delivered by Borrower and certain of the other Credit Parties (other than the Excluded Subsidiaries).

“Prime Rate” means the variable rate of interest, per annum, most recently announced by Bank as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank.

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“Prime Rate Advance” means any Advance not bearing interest at a rate determined by reference to the Prime Rate.

“Real Estate Lease” means any lease, including any ground lease or space lease or any rental or occupancy agreement (in each case, whether written or oral, and whether express or implied), that relates to and governs or otherwise evidences the terms and conditions for the leasing or use of, or any leasehold or other similar interest in, any real property, and pursuant to which Borrower or any of the other Credit Parties shall lease any real property, in each case, as lessee or sublessee thereof.

“Recovery Event” means the receipt by Borrower or any of the other Credit Parties of any insurance or other cash proceeds that are payable by reason of any theft, loss, physical destruction, condemnation or damage or any other similar event with respect to any property of Borrower or any of the other Credit Parties.

“Reference Period” means any period of twelve (12) consecutive calendar months ending on the last day of any calendar quarter.

“Responsible Officer” means, in relation to Borrower or any of the other Credit Parties, any of the chief executive officer, the chief operating officer, the chief financial officer or the controller of such Person.

“Restricted Payments” means, in relation to Borrower and the other Credit Parties, any declaration or payment by Borrower or by any of the other Credit Parties of any dividends or other distributions on account of, or any payment or other distribution by Borrower or by any of the other Credit Parties on account of the purchase, repurchase, redemption, retirement or other acquisition for value of, any Capital Stock of or any other Equity Interests in Borrower or the Parent Guarantors.

“Restricted Subsidiary” means any Subsidiary of Borrower that has executed and delivered to Bank, and that remains bound by, both (a) the Guaranty Agreement, and also (b) the Security Agreement.

“Revolving Commitment” means the commitment of Bank to make Advances to Borrower pursuant to Section 2.1(c) and to issue Letters of Credit in the maximum aggregate principal amount outstanding not to exceed $3,000,000.

“Revolving Commitment Period” means the period commencing on the Closing Date and ending on April 20, 2009.

“Securities Purchase Agreement” means Securities Purchase and Contribution Agreement, dated March 31, 2004, among Holdings, Borrower, such affiliates of Summit Partners, LP and former management of NRS, as in effect on the Closing Date.

“Security Agreement” means the Security Agreement, in or substantially in the form of Exhibit H, to be executed and delivered by Borrower and its Subsidiaries (other than the Excluded Subsidiaries).

“Security Instrument” means any security agreement, assignment, pledge agreement, financing or other similar statement or notice, continuation statement, other agreement or instrument, or any amendment or supplement to any thereof, creating, governing or providing for, evidencing or perfecting any security interest or Lien.

“SOS Report” means any official report from the Secretary of State of any Credit Party State or other applicable federal, state, local or foreign government office identifying current security interests and Liens filed on or against all or any part of the Collateral and Liens of record on all or any part of the Collateral as of the date of such report.

“Stockholders Agreement” has the meaning set forth in the Securities Purchase Agreement.

“Subordinated Debt” means the Indebtedness of Borrower to certain affiliates of Summit Partners, LP evidenced by the Subordinated Promissory Note(s), dated as of March 31, 2004, issued by Borrower pursuant to the Securities Purchase Agreement, all of which shall be paid in full on the Closing Date.

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“Subsidiary” means, in relation to any Person, any corporation, partnership or limited liability company or joint venture in which (a) any general partnership interest, or (b) more than 50% of the Equity Interests of which by the terms thereof hold ordinary voting power to elect the board of directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by such first Person, either directly or through an Affiliate of such first Person.

“Subsidiary Guarantors” means, collectively, all direct or indirect Subsidiaries of Borrower that shall from time to time be party to or otherwise bound by the Guaranty Agreement.

“Telerate Page 3750” means the display page designated 3750 on the Dow Jones Telerate Service (or such other page as may replace that page on that service, or such other service as may replace the Dow Jones Telerate Service as a customary reference for interest rates).

“Term Loan Commitment” means the commitment of Bank to make an Advance to Borrower pursuant to Section 2.1(b) in the maximum original principal amount of $12,000,000.

“Term Loan Facility” means the term loan facility in the maximum aggregate principal amount of $12,000,000 provided by Bank to Borrower upon the terms and subject to the conditions of this Agreement.

“Trademarks” means, collectively, any and all trademarks or service marks which are registered in the United States Patent and Trademark Office or in any other similar office or agency of the United States, any state thereof or any political subdivision thereof and any applications for such trademarks and service marks, and also including any and all unregistered marks and trade dress, including logos, proprietary icons, designs, trade names, trade styles, company names, corporate names, business names, URLs, fictitious business names and other business or source identifiers in connection with which any registered or unregistered marks are used in the United States, and including, without limitation, all common law rights therein, and registrations and applications for registration therefor, all rights provided by international treaties or conventions with respect to any of the foregoing, and any and all rights or licenses under any agreements or licenses granting any rights or licenses to use any Trademarks, and all reissuances, extensions and renewals of any of the foregoing, and all goodwill associated therewith.

“Transfer” has the meaning specified in Section 7.1.

“URLs” means, collectively, with respect to any Person, any and all internet domain names that are used primarily in connection with business conducted by such Person and that are owned or otherwise used by such Person.

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EXHIBIT B

EXHIBIT B TO THE FOREGOING LOAN AND SECURITY AGREEMENT, DATED AS OF APRIL 20, 2005, AMONG NIGHTHAWK RADIOLOGY SERVICES, LLC, AN IDAHO LIMITED LIABILITY COMPANY, AS THE BORROWER, NIGHTHAWK RADIOLOGY HOLDINGS, INC., A DELAWARE CORPORATION AND NRS CORPORATION, AN IDAHO CORPORATION, AS PARENT GUARANTORS, AND COMERICA BANK, AS THE BANK

COLLATERAL DESCRIPTION

Terms used without definition in this Exhibit B shall have the meanings ascribed to them in the Loan and Security Agreement, dated as of April 20, 2005 (as amended and from time to time in effect called the “Loan Agreement”), among Nighthawk Radiology Services, LLC, an Idaho limited liability company (hereinafter, together with its successors in title and assigns, called the “Borrower”), Nighthawk Radiology Holdings, Inc., a Delaware corporation and NRS Corporation, an Idaho corporation (hereinafter, together and with their respective successors in title and assigns, called the “Parent Guarantors”), and Comerica Bank (hereinafter, together with its successors in title and assigns, called the “Secured Party”), or, as applicable, the Security Agreement or the Pledge Agreement, each dated as of April 20, 2005, among the Borrower, certain Subsidiaries of the Borrower, and the Secured Party.

Each of the Borrower and certain of its Subsidiaries (each a “Debtor”) will (except as and to the limited extent otherwise expressly provided by the Loan Agreement) pledge and collaterally assign to the Secured Party, for the benefit of the Secured Party, and grant to the Secured Party, for the benefit of the Secured Party, a continuing security interest in and to all of the Debtor’s rights, title and interests in and to all of its personal and fixture property of every kind and nature, whether tangible or intangible, wheresoever located, whether now owned or at any time or from to time hereafter acquired, created, arising or existing (herein collectively called the “Collateral”). The Collateral shall in any event include, without limitation, all of the rights, title and interests of each of the Debtors in and to all of the property described in any of the following clauses (a) through (l), inclusive, whether tangible or intangible, wheresoever located, and whether now owned or at any time or from to time hereafter acquired, created, arising or existing:

(a) all of the Debtor’s Equipment in all of its forms (including all fixtures), and in any event including, without limitation, all substitutions therefor, replacements thereof and additions thereto and all attachments, components, parts and accessories installed thereon or affixed thereto, including all computer and telecommunications equipment;

(b) all of the Debtor’s Inventory in all of its forms, including: (i) all inventory, merchandise, goods and other personal property which are held for sale or lease by the Debtor, all raw materials, work in process, unfinished and finished goods with respect thereto, and all materials used or consumed in the manufacture or production thereof; (ii) all goods in which the Debtor has any interest in mass or a joint or other interest or right of any kind (including goods in which the Debtor has any interest or right as consignee); and (iii) all goods which are returned to or repossessed by the Debtor; together with, in each case, all accessions thereto and products and proceeds thereof and documents therefor;

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EXHIBIT B

(c) all Accounts (including health-care insurance receivables), contracts, contract rights, chattel paper (including tangible and electronic chattel paper), Deposit Accounts, documents (including negotiable documents), instruments (including promissory notes), general intangibles (including payment intangibles and software), letter of credit rights, supporting obligations and other rights of the Debtor of any kind, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services by the Debtor, including, in any event and without limitation, all of the following: (i) all rights and interests of the Debtor under each Real Estate Lease, including each ground lease, sublease agreement and other similar agreement; (ii) all rights and interests of the Debtor under each product purchase agreement, management agreement, franchise agreement or other similar agreement to which the Debtor is from time to time a party; (iii) all rights and interests of the Debtor under each limited liability company operating agreement, limited partnership agreement, partnership agreement, joint venture agreement or other similar agreement to which the Debtor is from time to time a party; (iv) all Accounts arising out of each of the agreements referred to in clause (i), (ii) or (iii) above; (v) all Accounts arising out of the licensing, sale or other transfer by the Debtor of any of its Intellectual Property, and all royalties from and all proceeds of any Intellectual Property or otherwise arising out of the licensing, sale or other transfer of any Intellectual Property; (vi) all rights and remedies in and to all Security Instruments, leases, and other instruments securing or otherwise relating to any such Accounts, contracts, contract rights, chattel paper, documents, Deposit Accounts, instruments, general intangibles, letter of credit rights, supporting obligations, Real Estate Leases, product purchase agreements, management agreements, franchise, lease and other agreements, or other obligations; and (vii) all agreements and instruments evidencing any of the foregoing Accounts, contracts, contract rights, chattel paper, Deposit Accounts, documents, instruments, general intangibles, letter of credit rights, supporting obligations, Real Estate Leases, product purchase agreements, management agreements, franchise, lease and other agreements, or other obligations;

(d) all of the Debtor’s Intellectual Property of every description, including, without limitation, any and all of the rights, title and interests of the Debtor in and to any and all United States, international or foreign: (i) Trademarks; (ii) Patents; (iii) Copyrights; (iv) confidential and proprietary information, including, without limitation, all trade secrets, technology, ideas, know-how, formulae and customer and supplier lists; (v) any and all intellectual property rights in computer software and computer software products (including, without limitation, source codes, object codes, data and related documentation); (vi) any and all design rights owned or used by the Debtor; and (vi) all other intellectual property rights of the Debtor of every description;

(e) all claims, demands, judgments, rights, choses in action, commercial tort claims, equities, credits, bank accounts, cash on hand and in banks (other than cash securing the obligations under the Other Letters of Credit in an amount equal to not more than the aggregate face amount of all Other Letters of Credit), insurance policies, including the cash surrender value thereof and all proceeds thereof, and all federal, state, local and foreign tax refunds and/or abatements to which the Debtor is

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EXHIBIT B

or may from time to time become entitled, no matter how or when arising, including, but not limited to, any loss carryback tax refunds;

(f) all ownership or other beneficial interests of the Debtor in any joint ventures, partnerships, limited liability companies or any other similar Persons;

(g) all other property of the Debtor of every kind and description (including all rights, permits and licenses of every kind and description), including fixtures and lease improvements and all other rights and interests under Real Estate Leases;

(h) all Capital Stock and other Equity Interests, including all Initial Pledged Interests; all Dividends and all Distributions; all partnership interests, limited liability company membership interests and joint venture interests; and all rights to receive profits and surplus of, and other Dividends and Distributions (including income, return of capital and liquidating distributions) from, any partnership, joint venture, limited liability company or other Person, including Distributions by any such Person to partners, joint venturers or members, and including rights, whether contractual or otherwise, under limited or general partnership agreements, joint venture agreements, limited liability company operating agreements, or as a limited partner in a limited partnership, as a general partner in a general partnership, as a joint venturer in a joint venture or as a member of a limited liability company;

(i) all Intercompany Notes and all other Debt Securities of every description, including all Initial Pledged Notes;

(j) all investment property (including all securities and securities entitlements) and investment securities of every description; and all other property (including Dividends and Distributions) that may from time to time be delivered or be required to be delivered by the Debtor to the Secured Party for the purpose of pledge;

(k) all books, records, writings, data bases, information and other property relating to, used or useful in connection with, evidencing, embodying, incorporating or referring to, any of the foregoing Collateral (including all computers and other equipment containing any such books, records and other information); and

(l) all products, royalties, rents, issues, profits, returns, dividends, distributions, income and proceeds (including all cash proceeds and all non-cash proceeds) of or rights with respect to any and all of the foregoing Collateral, including proceeds which constitute any property of the kind described in any of the foregoing clauses (a) through (k), inclusive, and, to the extent not otherwise included, all payments under any indemnity, warranty or guaranty payable by reason of any loss or damage of any kind to or otherwise with respect to any of the foregoing Collateral.

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